                                                                   EXHIBIT 10(n)

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                           MULTI-YEAR CREDIT AGREEMENT

                          Dated as of February 22, 2002

                                      among

                                THE TORO COMPANY,
                            THE SUBSIDIARY BORROWERS
                                       and
                               TORO CREDIT COMPANY
                                  as Borrowers,

                              BANK OF AMERICA, N.A.
  as Administrative Agent, Swing Line Bank, Letter of Credit Issuing Bank and
                                     Bank,

                                       and

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
                                       and
                                  SUNTRUST BANK
                            as Co-Syndication Agents,

                                       and

                          HARRIS TRUST AND SAVINGS BANK
                                       and
                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                           as Co-Documentation Agents,

                                       and

                         BANC OF AMERICA SECURITIES LLC
                   as Sole Lead Arranger and Sole Book Manager

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

                                TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE I.            DEFINITIONS

         1.1      Certain Defined Terms......................................................................     1
         1.2      Other Interpretive Provisions..............................................................    23
         1.3      Accounting Principles......................................................................    24

ARTICLE II.           THE CREDITS

         2.1      Amounts and Terms of Commitments...........................................................    27
         2.2      Loan Accounts..............................................................................    28
         2.3      Procedure for Borrowing....................................................................    29
         2.4      Conversion and Continuation Elections for Borrowings.......................................    30
         2.5      The Swing Loan Facility....................................................................    31
         2.6      Voluntary Termination or Reduction of Commitments..........................................    32
         2.7      Optional Prepayments.......................................................................    33
         2.8      Repayment of Loans.........................................................................    33
         2.9      Interest...................................................................................    33
         2.10     Fees.......................................................................................    35
         2.11     Computation of Fees and Interest...........................................................    35
         2.12     Payments by the Companies..................................................................    35
         2.13     Payments by the Banks to the Administrative Agent..........................................    36
         2.14     Sharing of Payments, Etc...................................................................    37
         2.15     Limitations on Borrowings..................................................................    38
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                                TABLE OF CONTENTS
                                  (continued)

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ARTICLE III.          THE LETTERS OF CREDIT

         3.1      The Letter of Credit Subfacility...........................................................    38
         3.2      Issuance, Amendment and Renewal of Letters of Credit.......................................    39
         3.3      Risk Participations, Drawings and Reimbursements...........................................    41
         3.4      Repayment of Participations................................................................    42
         3.5      Role of the Issuing Bank...................................................................    43
         3.6      Obligations Absolute.......................................................................    44
         3.7      Letter of Credit Fees......................................................................    45
         3.8      Applicability of ISP98.....................................................................    45

ARTICLE IV.           TAXES, YIELD PROTECTION AND ILLEGALITY

         4.1      Taxes......................................................................................    45
         4.2      Illegality.................................................................................    46
         4.3      Increased Costs and Reduction of Return....................................................    47
         4.4      Funding Losses.............................................................................    48
         4.5      Inability to Determine Rates...............................................................    49
         4.6      Certificates of Banks......................................................................    49
         4.7      Substitution of Banks......................................................................    49
         4.8      Survival...................................................................................    49

ARTICLE V.            CONDITIONS PRECEDENT

         5.1      Conditions of Effectiveness................................................................    49
         5.2      Conditions to All Loans, Swing Loans and Letter of Credit Issuances........................    52
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                                TABLE OF CONTENTS
                                  (continued)

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ARTICLE VI.           REPRESENTATIONS AND WARRANTIES

         6.1      Corporate Existence and Power..............................................................    52
         6.2      Corporate Authorization; No Contravention..................................................    53
         6.3      Governmental or Third-Party Authorization..................................................    53
         6.4      Binding Effect.............................................................................    53
         6.5      Litigation.................................................................................    53
         6.6      No Default.................................................................................    54
         6.7      ERISA Compliance...........................................................................    54
         6.8      Taxes......................................................................................    54
         6.9      Financial Condition........................................................................    55
         6.10     Environmental Matters......................................................................    55
         6.11     Regulated Entities.........................................................................    55
         6.12     Copyrights, Patents, Trademarks and Licenses, etc..........................................    55
         6.13     Subsidiaries...............................................................................    56
         6.14     Insurance..................................................................................    56
         6.15     Full Disclosure............................................................................    56

ARTICLE VII.          AFFIRMATIVE COVENANTS

         7.1      Financial Statements.......................................................................    56
         7.2      Certificates; Other Information............................................................    57
         7.3      Notices....................................................................................    57
         7.4      Preservation of Corporate Existence, Etc...................................................    58
         7.5      Maintenance of Property....................................................................    59
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                                TABLE OF CONTENTS
                                  (continued)

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         7.6      Insurance..................................................................................    59
         7.7      Compliance with Laws and Contractual Obligations...........................................    59
         7.8      Compliance with ERISA......................................................................    59
         7.9      Inspection of Property and Books and Records...............................................    59
         7.10     Use of Proceeds............................................................................    60

ARTICLE VIII.         NEGATIVE COVENANTS

         8.1      Limitation on Liens........................................................................    60
         8.2      Disposition of Assets......................................................................    61
         8.3      Consolidations and Mergers.................................................................    62
         8.4      Loans and Investments......................................................................    62
         8.5      Transactions with Affiliates...............................................................    63
         8.6      Contingent Obligations.....................................................................    63
         8.7      Restricted Payments........................................................................    63
         8.8      Maintenance of Business....................................................................    64
         8.9      Minimum Interest Coverage..................................................................    64
         8.10     Maximum Total Indebtedness to Capitalization...............................................    64
         8.11     Toro and Credit Portion of Assets..........................................................    64
         8.12     Negative Pledge Clause.....................................................................    64
         8.13     Burdensome Contractual Obligation..........................................................    65

ARTICLE IX.           EVENTS OF DEFAULT

         9.1      Events of Default..........................................................................    65
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         9.2      Remedies...................................................................................    68
         9.3      Rights Not Exclusive.......................................................................    69

ARTICLE X.            THE ADMINISTRATIVE AGENT

         10.1     Appointment and Authorization of Administrative Agent......................................    70
         10.2     Delegation of Duties.......................................................................    70
         10.3     Liability of Administrative Agent..........................................................    70
         10.4     Reliance by Administrative Agent...........................................................    71
         10.5     Notice of Default..........................................................................    71
         10.6     Credit Decision; Disclosure of Information by Administrative Agent.........................    72
         10.7     Indemnification of Administrative Agent....................................................    72
         10.8     Administrative Agent in its Individual Capacity............................................    73
         10.9     Successor Administrative Agent.............................................................    73
         10.10    Other Agents...............................................................................    74
         10.11    Withholding Tax............................................................................    74

ARTICLE XI.           GUARANTY

         11.1     The Guaranty...............................................................................    75
         11.2     Guaranty Unconditional.....................................................................    76
         11.3     Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances................    77
         11.4     Waiver by Toro.............................................................................    77
         11.5     No Subrogation.............................................................................    77
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                                TABLE OF CONTENTS
                                  (continued)

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         11.6     Stay of Acceleration.......................................................................    77

ARTICLE XII.          MISCELLANEOUS

         12.1     Amendments, Etc............................................................................    77
         12.2     Notices....................................................................................    78
         12.3     No Waiver; Cumulative Remedies.............................................................    79
         12.4     Costs and Expenses.........................................................................    80
         12.5     Indemnification............................................................................    80
         12.6     Payments Set Aside.........................................................................    81
         12.7     Successors and Assigns.....................................................................    81
         12.8     Confidentiality............................................................................    84
         12.9     Set-off....................................................................................    84
         12.10    Automatic Debits of Principal, Interest Fees...............................................    85
         12.11    Notification of Addresses, Lending Offices, Etc............................................    85
         12.12    Counterparts...............................................................................    85
         12.13    Severability...............................................................................    85
         12.14    No Third Parties Benefited.................................................................    85
         12.15    Governing Laws and Jurisdiction............................................................    85
         12.16    Waiver of Jury Trial.......................................................................    86
         12.17    Entire Agreement...........................................................................    86
         12.18    Liability of the Companies.................................................................    87
         12.19    Judgment Currency..........................................................................    87
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                                TABLE OF CONTENTS
                                  (continued)

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
         12.20    Interest Rate Limitation...................................................................    87
         12.21    Termination of Existing Facilities.........................................................    88

SCHEDULES

Schedule 2.1      Commitments
Schedule 6.5      Litigation
Schedule 6.7      ERISA
Schedule 6.9      Permitted Liabilities
Schedule 6.10     Environmental Matters
Schedule 6.13     Subsidiaries and Minority Interests
Schedule 6.14     Insurance Matters
Schedule 8.1      Permitted Liens
Schedule 12.2     Lending Offices, Addresses for Notices

EXHIBITS

Exhibit A-1       Form of Notice of Borrowing
Exhibit A-2       Form of Swing Loan Notice of Borrowing
Exhibit B         Form of Notice of Conversion/Continuation
Exhibit C         Form of Compliance Certificate
Exhibit D         Form of Assignment and Assumption
Exhibit E-1       Form of Revolving Note for Toro and Credit
Exhibit E-2       Form of Revolving Note for each Subsidiary Borrower
Exhibit E-3       Form of Swing Line Note

                           MULTI-YEAR CREDIT AGREEMENT

         This MULTI-YEAR CREDIT AGREEMENT is entered into as of February 22, 2002, among The Toro Company, a Delaware corporation ("Toro"), the Subsidiary Borrowers (as defined herein) and Toro Credit Company, a Minnesota corporation ("Credit," together with the Subsidiary Borrowers and Toro sometimes collectively referred to herein as the "Companies" and individually as a "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America, N.A., as Letter of Credit Issuing Bank, Swing Line Bank, a Bank and as Administrative Agent for the Banks and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

         WHEREAS, the Banks have agreed to make available to the Companies a $175 million revolving credit facility with a letter of credit subfacility and a swing line subfacility upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                  "364-Day Credit Agreement" means that certain 364-Day Credit Agreement dated as of even date herewith by and among Toro, the Subsidiary Borrowers and Credit, Bank of America, as Administrative Agent, and the other financial institutions party thereto, as such agreement may be amended, modified or restated from time to time, pursuant to which the Agent and the other financial institutions party thereto have agreed to provide to the Companies a 364 day revolving credit facility.

                  "Acquisition" means any investment which involves a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or
         (c) a merger or consolidation or any other combination with another Person that is otherwise permitted under this Agreement.

                  "Administrative Agent" means Bank of America in its capacity as administrative agent for the Banks, and any successor administrative agent arising under Section 10.9.

                  "Administrative Agent-Related Persons" means Bank of America and any successor administrative agent arising under Section 10.9, together with their respective Affiliates (including in the case of Bank of America the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  "Administrative Agent's Payment Office" means the address for payments set forth on Schedule 12.2 or such other address as the Administrative Agent may from time to time specify.

                  "Affected Bank" has the meaning specified in Section 4.7.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

                  "Agreement" means this Credit Agreement.

                  "Applicable Margin" means, from time to time,

                           (i) with respect to Base Rate Loans, 0%; and

                           (ii) with respect to Offshore Rate Loans, for the
                  purpose indicated, the respective percentages per annum, based upon the Debt Rating, as set forth below:

                                                           OFFSHORE RATE LOANS
                                DEBT RATING               AND LETTER OF CREDIT
PRICING LEVEL                   S&P/MOODY'S                       FEES
-------------               ------------------            --------------------
     1                      > than = BBB+/Baa1                   60.0 bps
     2                               BBB/Baa2                    70.0 bps
     3                               BBB-/Baa3                   77.5 bps
     4                               BB+/Ba1                     95.0 bps
     5                      < than = BB/Ba2                     115.0 bps

         Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.1(h). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. In the event that none of the Debt Ratings are applicable because Toro ceases to have any Rated Debt outstanding, all the Banks, the Administrative Agent and Toro will negotiate in good faith to determine an appropriate Applicable Margin or an alternative basis for determination thereof.

                  "Approved Fund" means any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is administered or managed by (x) a Bank, (y) an Affiliate of a Bank or (z) an entity or an Affiliate of an entity that administers or manages a Bank.

                  "Arranger" means Banc of America Securities LLC.

                  "Assignment and Assumption" has the meaning specified in
         Section 12.7(a).

                  "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

                  "Australian Dollars" means the lawful currency of Australia.

                  "Bank" has the meaning specified in the introductory clause hereto, and, as the context requires, includes the Issuing Bank and the Swing Line Bank.

                  "Bank of America" shall mean Bank of America, N.A., a national banking association, and any successor by purchase or merger.

                  "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.) as amended from time to time.

                  "Base Rate" means, for any day, the higher of (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, as its "prime rate." (The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Base Rate Loan" means a Loan in Dollars that bears interest based on the Base Rate.

                  "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to any of the Companies on the same day by the Banks ratably according to their respective Pro Rata Shares and, other than in the case of Base Rate Loans, having the same Interest Period.

                  "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3 or Section 2.5.

                  "British Pounds Sterling" and "(pound)" means the lawful currency of the United Kingdom of Britain and Northern Ireland.

                  "Business Day" means (a) for all purposes other than transactions referred to in clause (b) below, a day other than Saturday or Sunday on which banks are open for business in New York, New York and on which the Administrative Agent is open for business in San Francisco, California, and (b) with respect to all notices and determinations in connection with, and payments of principal of and interest on Offshore Rate Loans, any day which is a Business Day described in clause (a) and is also (i) a day on which banks are open for business and quoting interest rates for Dollar deposits or the relevant Optional Currency deposits in London, England,
         (ii) if the applicable Business Day relates to an Optional Currency Loan other than an Optional Currency Loan denominated in euro, a day on which dealings in deposits in the relevant optional currency are conducted by and between banks in the London interbank market or (iii) if the applicable Business Day relates to an Optional Currency Loan denominated in euro, a TARGET Business Day.

                  "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                  "Cash Collateral" means all cash, deposit accounts and all balances therein pledged or deposited with or delivered to the Administrative Agent to Cash Collateralize the L/C Obligations.

                  "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Banks, as collateral for the L/C Obligations plus all fees accrued or to be incurred in connection therewith, Cash Collateral, in an amount not less than the sum of such L/C Obligations and fees, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks) and to take all such other action as shall be necessary for the Administrative Agent to have "control" thereof within the meaning of the Uniform Commercial Code applicable thereto. Derivatives of such term shall have corresponding meaning. Toro hereby grants the Administrative Agent, for the benefit of the Issuing Bank and the Banks, a Lien on all such Cash Collateral. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America or other institutions satisfactory to it.

                  "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(e), waived by the Person entitled to receive such payment) and this Agreement shall become effective.

                  "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

                  "Commitment", as to each Bank, has the meaning specified in
         Section 2.1.

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

                  "Consolidated EBIT" means, for any period, for Toro and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income and (d) for any such period including the first fiscal quarter of the fiscal year of Toro ending October 31, 2002 (the "First Quarter of FY2002"), the sum of (i) a non-cash impairment charge related to agricultural irrigation business of the Companies incurred during the First Quarter of FY2002 in an amount not to exceed $30,000,000 and (ii) restructuring charges related to the Evansville, Indiana and Riverside, California manufacturing facilities of the Companies incurred during the First Quarter of FY2002 in an amount not to exceed $8,000,000.

                  "Consolidated Interest Charges" means, for any period, for Toro and its Subsidiaries on a consolidated basis, the sum of (a) all interest, discounts, premium payments, commissions, fees (other than fees incurred hereunder or in connection herewith), charges and related expenses of Toro and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets or incurred with respect to any Receivables Purchase Facility permitted hereunder, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of Toro and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

                  "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of four fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

                  "Consolidated Net Income" means, for any period, for Toro and its Subsidiaries on a consolidated basis, the net income of Toro and its Subsidiaries for that period.

                  "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
         (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract which is not a Permitted Swap Obligation. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts which are not Permitted Swap Obligations, shall be equal to the Swap Termination Value at any time of determination.

                  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  "Conversion/Continuation Date" means any date on which, under
         Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                  "Debt Rating" means, as of any date of determination, the rating as determined by both S&P and Moody's (collectively, the "Debt Ratings") of the non-credit-enhanced, senior unsecured long-term debt ("Rated Debt") of Toro; provided that (i) if a different level of Debt Rating is issued by each of the foregoing rating agencies, then the higher level of such Debt Ratings shall apply (with Pricing Level 1 in the definition of "Applicable Margin" being the highest and Pricing Level 5 in the definition of "Applicable Margin" being the lowest), unless there is a split in the level of Debt Ratings of more than one level, in which case the level that is one level higher than the lower level of Debt Rating shall apply and (ii) if a Debt Rating is issued by only one of the foregoing rating agencies, then such Debt Rating shall apply.

                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  "Distributor Subsidiary" means a Subsidiary of Toro which is a distributor of products manufactured by Toro or one of its Subsidiaries which has been acquired by Toro or one of its Subsidiaries under extraordinary circumstances, not in the ordinary course of business, with a view toward divestiture at some future time and to facilitate the orderly distribution of such products. Such definition shall not apply to Subsidiaries organized or acquired with a view toward discontinuing or modifying Toro's historical system of independent distributors.

                  "Dollar Equivalent Amount" means, in relation to any Optional Currency Loan, at any date any determination thereof is made, the amount in Dollars of such Loan calculated at the Spot Rate of Exchange for the purchase of Dollars with the relevant Optional Currency quoted by Bank of America at approximately 11:00 a.m. at the office of Bank of America generally applicable to transactions with respect to such Optional Currency two (2) Business Days prior to the date of determination.

                  "Dollars" "dollars" and "$" each mean lawful currency of the United States.

                  "Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings, advancing of Swing Loans and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. To the extent that the Effective Amount shall be determined on any date with respect to any Optional Currency Loan, this calculation shall be based upon the Dollar Equivalent Amount of such Optional Currency Loan determined as of the most recent Revaluation Date.

                  "Eligible Assignee" means (i) a Bank, (ii) an Affiliate of a Bank, (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Swing Line Bank, the Issuing Bank and Toro (provided that, if (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default or Default has occurred and is continuing at the time any assignment is effected in accordance with Section 12.7, the approval of Toro shall not be required), each such approval not to be unreasonably withheld (provided that the incurrence by the Companies of additional costs pursuant to Section 4.3 as a result of such assignment shall constitute a reasonable basis for withholding such consent) or delayed; provided, however, that neither the Companies nor an Affiliate of the Companies shall qualify as an Eligible Assignee.

                  "EMU" means the economic and monetary unit in accordance with the Treaty of Rome of 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992, and the Amsterdam Treaty of 1998, as amended from time to time.

                  "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

                  "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
         (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Company or any ERISA Affiliate.

                  "euro" means the single lawful currency of the Participating Member States introduced in accordance with EMU legislation.

                  "Eurocurrency Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

                  "Event of Default" means any of the events or circumstances specified in Section 9.1.

                  "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                  "Existing Facilities" means (a) the Credit Agreement dated February 12, 1996 by and among Toro, Credit, Bank of America (as successor in interest to Bank of America National Trust and Savings Association), as Agent, Bank of America (as successor in interest to Bank of America Illinois), as Letter of Credit Issuing Bank and other financial institutions party thereto, as amended thereafter and (b) the Amended and Restated Credit Agreement dated as of January 26, 2001 by and among Toro, Credit, the Subsidiary

         Borrowers, Bank of America as Agent and as Letter of Credit Issuing Bank and the other financial institutions party thereto, as amended thereafter.

                  "Facility Fee" shall mean, with respect to each Bank, a per annum fee calculated on a 360 day year for actual days elapsed based on the amount of such Bank's Commitment, regardless of utilization (or, if the Commitment of such Bank has been terminated, based on the principal amount of the Loans, Swing Loans or participations in Swing Loans and L/C Obligations then owing to or held by such Bank, if any), equal to the Facility Fee as set forth below:

                            DEBT RATING
PRICING LEVEL               S&P/MOODY'S             FACILITY FEE
-------------          ---------------------        ------------
     1                   > than = BBB+/Baa1           15.0 bps
     2                            BBB/Baa2            17.5 bps
     3                            BBB-/Baa3           22.5 bps
     4                            BB+/Ba1             30.0 bps
     5                   < than = BB/Ba2              35.0 bps

         Initially, the Facility Fee shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.1(h). Thereafter, each change in the Facility Fee resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. In the event that none of the Debt Ratings are applicable because Toro ceases to have any Rated Debt outstanding, all the Banks, the Administrative Agent and Toro will negotiate in good faith to determine an appropriate Facility Fee or an alternative basis for determination thereof.

                  "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

                  "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

                  "Fee Letter" has the meaning specified in Section 2.10.

                  "Foreign Currency Equivalent" means, in relation to any amount of Dollars, at any date of determination thereof, the amount in any Optional Currency calculated at the Spot Rate of Exchange for the purchase of Optional Currency with Dollars quoted by Bank of America at approximately 11:00 a.m. at the office of Bank of America generally applicable to transactions with respect to such Optional Currency two
         (2) Business Days prior to the date of determination.

                  "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to
         Section 4.1.

                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

                  "Honor Date" has the meaning specified in subsection 3.3(c).

                  "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital or synthetic leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) the unpaid amount of all Receivables sold by any Company; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through
         (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

                  "Indemnified Liabilities" has the meaning specified in Section 12.5.

                  "Indemnified Person" has the meaning specified in Section
         12.5.

                  "Independent Auditor" has the meaning specified in subsection 7.1(a).

                  "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                  "Interbank Offered Rate" has the meaning therefor set forth in the definition of "Offshore Rate".

                  "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan and in the case of a Swing Loan, the date on which payment is demanded, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

                  "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan, or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date fourteen days or one, two, three or six months thereafter (or, with respect to those Offshore Rate Loans requested on the first Borrowing Notice which requests Offshore

         Rate Loans on or within seven (7) days after the Closing Date, such number of days less than one month after the Borrowing Date of such Offshore Rate Loans as selected by Toro and agreed to by the Administrative Agent) as selected by Toro in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

                  "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  "Issuance Date" has the meaning specified in subsection
         3.1(a).

                  "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

                  "Issuing Bank" means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or
         Section 10.9.

                  "Joint Venture" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed or entered into by any of the Companies or any of their Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, the investment in which does not constitute an Acquisition.

                  "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

                  "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

                  "L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

                  "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 3.3(c).

                  "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the lesser of the amount of $20,000,000, or the aggregate amount of the Commitments as the same shall be reduced pursuant to Section 2.6; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

                  "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

                  "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

                  "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 12.2, or such other office or offices as to which such Bank may from time to time notify the Companies and the Administrative Agent.

                  "Letters of Credit" means any standby letters of credit Issued by the Issuing Bank pursuant to Article III.

                  "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

                  "Loan" means an extension of credit by the Administrative Agent or a Bank to any of the Companies under Article II (other than Swing Loans) and any L/C Advance under Article III.

                  "Loan Documents" means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents and all other documents delivered to the Administrative Agent or any Bank in connection herewith.

                  "Mandatory Cost" means, with respect to Optional Currency Loans advanced in British Pounds Sterling, a rate per annum determined by the Administrative Agent calculated in accordance with the following formula:

                                                    BY + S(Y-Z) + (F x 0.01)
                                                    ------------------------
                  Mandatory Cost per annum =              100 - (B+S)

                  where on the day of application of the formula:

                           B = The percentage of the Administrative Agent's
                  Eligible Liabilities (in excess of any stated minimum) by reference to which the Bank of England and/or the Financial Services Authority requires the Administrative Agent to hold on a non-interest bearing deposit account in accordance with its cash ratio requirements;

                           Y = The percentage rate per annum at which sterling
                  deposits are offered by the Administrative Agent to leading banks in the London interbank market at or about 11:00 a.m. (London, England time) on that day for the relevant period;

                           F = The rate of charge payable by the Administrative
                  Agent to the Financial Services Authority under Section 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for this purpose the figure at Section 2.02(b) or 2.03(b) shall be deemed to be zero) and expressed in British Pounds Sterling per (pound)1,000,000 of the Fee Base of the Administrative Agent;

                           S = The percentage of the Administrative Agent's
                  Eligible Liabilities which the Bank of England (or other relevant United Kingdom governmental authority or agency) requires the Administrative Agent to place as a Special Deposit; and

                           Z = The interest rate per annum payable by the Bank
                  of England to the Administrative Agent on Special Deposits.

                           (a)      For the purposes of this definition:

                                    (i)      "Eligible Liabilities" and "Special
                                    Deposits" shall have the meanings given to them at the time of application of the above formula under or pursuant to the Bank of England Act 1998 or by the Bank of England (as appropriate);

                                    (ii)     "Fee Base" has the meaning given to
                                    it in the Fees Regulations;

                                    (iii)    "Fees Regulations" means any
                                    regulations governing the payment of fees for banking supervision;

                           (b) In the application of the above formula, B, Y, S, and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as
                  0.5 x 15 and not as 0.5% x 15%. A negative result obtained from subtracting Z from Y is to be treated as zero.

                           (c) The above formula is applied on the first day of each relevant period comprised in the relevant Interest Period. Each rate calculated in accordance with the above formula is, if necessary, rounded upward to four decimal places.

                           (d) The Administrative Agent may, from time to time, after consultation with Toro and the Banks, determine and notify Toro and the Banks of any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by any applicable regulatory authority in relation to Optional Currency Loans denominated in British Pounds Sterling (including, without limitation, any requirements relating to British Pounds Sterling primary liquidity) and any such determination shall, in the absence of manifest error, be conclusive and binding on Toro, the Banks, and the Administrative Agent.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

                  "Material Adverse Effect" means (a) a material impairment of the ability of Toro or Credit to pay or perform its Obligations under any Loan Document; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any of the Companies of any Loan Document.

                  "Material Subsidiary" means, at any time of determination, (a) any Subsidiary (other than a Distributor Subsidiary) having at such time either (i) total (gross) revenues for the preceding four fiscal quarter period in excess $10,000,000 or (ii) total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of $10,000,000, in each case, based upon Toro's most recent annual or quarterly financial statements delivered to the Banks under
         Section 7.1 and (b) any Distributor Subsidiary having total assets, as of the last day of the preceding quarter, having a net book value in excess of $10,000,000 based upon Toro's most recent annual or quarterly financial statements delivered to the Administrative Agent under
         Section 7.1.

                  "Moody's" means Moody's Investors Service, Inc. or its successor or, if Moody's Investors Service, Inc. or its successor shall no longer be rating corporate debt securities generally, such other nationally recognized statistical rating organization as shall be selected by the Required Banks.

                  "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which any Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

                  "Note" or "Notes" means, collectively, the Revolving Notes and the Swing Line Note.

                  "Notice of Borrowing" means a notice in substantially the form of Exhibit A-1.

                  "Notice of Borrowing for Swing Loan" means a notice in substantially the form of Exhibit A-2.

                  "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

                  "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Companies or any of them to any Bank, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

                  "Offshore Rate" means (a) for any Interest Period with respect to any Offshore Rate Loan other than one referred to in subsection (b) of this definition, a rate per annum determined by Administrative Agent pursuant to the following formula:

               Offshore Rate  =                Interbank Offered Rate
                                        ------------------------------------
                                        1.00 - Eurodollar Reserve Percentage

                  Where "Interbank Offered Rate" means, for such Interest
                  Period:

                           (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (ii) if the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British

                  Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (iii) if the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by Bank of America in its capacity as a Bank and with a term equivalent to such Interest Period would be offered by Bank of America's London branch or London Affiliate to major banks in the applicable offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                  The determination of the Offshore Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

                  (b) for any Interest Period with respect to any Offshore Rate Loan advances by a Bank required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

                  "Offshore Rate Loan" means any Loan that bears interest based on the Offshore Rate.

                  "Optional Currency" means euros, Australian Dollars, British Pounds Sterling and any other lawful currency which is freely transferable and freely convertible into Dollars and the deposits of which are traded in the London interbank market and that is approved by each Bank.

                  "Optional Currency Loan" means any Loan denominated in an Optional Currency.

                  "Organizational Documents" means (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any limited liability company, the operating agreement and articles of organization, and (iii) for any limited partnership, the limited partnership agreement and certificate of limited partnership.

                  "Original Dollar Amount" means in relation to any Optional Currency Loan, at any time any determination thereof is made, the amount in Dollars which would have been outstanding if such Optional Currency Loan had first been disbursed and remained denominated in Dollars (taking into account any partial repayments thereof) calculated at the Spot Rate of Exchange for the purchase of Dollars with the relevant Optional Currency quoted by Bank of America at approximately 11:00 a.m. at the office of Bank of America generally applicable to transactions with respect to such Optional Currency two (2) Business days prior to the Borrowing Date of such Optional Currency Loan.

                  "Originators" means any Company and/or any of its domestic Wholly-Owned Subsidiaries in their respective capacities as parties to any documents related to any Receivables Purchase Facility, as sellers or transferors of any Receivables and related security in connection with a Permitted Receivables Transfer.

                  "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                  "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable interbank market for such currency to major banks in such interbank market.

                  "Participating Member State" means each state so described in EMU Legislation.

                  "Participant" has the meaning specified in subsection 12.7(d).

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

                  "Permitted Liens" has the meaning specified in Section 8.1.

                  "Permitted Receivables Transfer" means (i) a sale or other transfer by an Originator to a SPV of Receivables for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by a SPV to (a) purchasers of or other investors in such Receivables and related security or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and related security, in the case of either (i) or (ii) above pursuant to and in accordance with the terms of the documents related to any Receivables Purchase Facility.

                  "Permitted Swap Obligation" means all obligations (contingent or otherwise) of any Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Company sponsors or maintains or to which any Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

                  "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

                  "Receivables" shall mean, with respect to any Person, all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by such Person or any of them, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of such Person in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations,
         (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all Records and (e) all proceeds of the foregoing.

                  "Receivables Purchase Facility" shall mean any agreement of any Originator, approved by the Administrative Agent (such approval not to be unreasonably withheld), providing for sales, transfers or conveyances of Receivables of such Originator purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Receivables (or against any of such seller's Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

                  "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related obligor.

                  "Reference Bank" means Bank of America.

                  "Replacement Bank" has the meaning specified in Section 4.7.

                  "Reportable Event" means, any of the events set forth in
         Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                  "Required Banks" means (a) until the Revolving Termination Date, Banks then holding more than 50% of the combined Voting Percentages, and (b) on and after the Revolving Termination Date, Banks then holding more than 50 % of the aggregate amount of the Voting Percentages.

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                  "Responsible Officer" means the secretary of Toro, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of Toro, or any other officer having substantially the same authority and responsibility.

                  "Restricted Payment" shall have the meaning set forth in
         Section 8.7 hereof.

                  "Revaluation Date" means with respect to Loans denominated in an Optional Currency, each of the following with respect to such Optional Currency: (a) the date a Notice of Borrowing or Notice of Conversion/Continuation is delivered to the Administrative Agent with respect to each Loan issued that results in such outstanding amount,
         (b) each date on which any such outstanding amount is due, (c) any Interest Payment Date applicable thereto, (d) any additional and more frequent dates as Administrative Agent in its sole discretion may, or at the direction of the Required Banks shall, select from time to time.

                  "Revolving Note" means a promissory note made by Toro, Credit or a Subsidiary Borrower, as the case may be, in favor of a Bank evidencing the Loans made by such

         Bank, substantially in the form of Exhibit E-1 (for Toro or Credit) or Exhibit E-2 (for Subsidiary Borrowers).

                  "Revolving Termination Date" means the earlier to occur of:

                  (a)      February 22, 2005; and

                  (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

                  "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  "SPV" means any special purpose entity established for the purpose of purchasing receivables in connection with a Receivables Purchase Facility.

                  "S&P" means Standard & Poor's Investor Services, a division of McGraw Hill Corporation or its successor or, if it or its successor shall no longer be rating corporate debt securities generally, such other nationally recognized statistical rating organization as shall be selected by the Required Banks.

                  "Spot Rate of Exchange" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., at the applicable time, on the date two Business Days prior to the date on which the foreign exchange transaction is made.

                  "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of Toro.

                  "Subsidiary Borrowers" means collectively, Toro International Company, a Minnesota corporation, Tover Overseas B.V., a Netherlands company and Toro Factoring Company N.V., a Netherlands Antilles company.

                  "Surety Instruments" means all standby letters of credit, banker's acceptances and bank guaranties not attributable to the purchase of supplies and inventory in the ordinary course of business and shipside bonds, surety bonds and similar instruments.

                  "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

                  "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

                  "Swing Line Bank" means Bank of America in its capacity as provider of Swing Loans, or any successor swing line Bank hereunder.

                  "Swing Line Note" means a promissory note made by the Toro and Credit in favor of the Issuing Bank evidencing the Swing Loans made by the Issuing Bank, substantially in the form of Exhibit E-2.

                  "Swing Loan" means a loan made by the Administrative Agent pursuant to Section 2.5 hereof.

                  "TARGET Business Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

                  "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, respectively, franchise taxes and taxes imposed on or measured by its existence or net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office.

                  "Type" means, with respect to each Loan, whether it constitutes an Offshore Rate Loan or a Base Rate Loan.

                  "Unfunded Pension Liability " means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                  "United States" and "U.S.," each means the United States of America.

                  "Utilization Fee" shall have the meaning specified in Section 2.9(e).

                  "Voting Percentage" means, as to any Bank, (a) at any time when the combined Commitments of all Banks are in effect, such Bank's Pro Rata Share and (b) at any time after the termination of the combined Commitments of all Banks, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Dollar Equivalent Amount of the outstanding amount of such Bank's Loans, plus (B) such Bank's Pro Rata Share of the outstanding amount of L/C Obligations, plus (C) such Bank's Pro Rata Share of the outstanding amount of Swing Loans, then comprises of (ii) the Dollar Equivalent Amount of the aggregate outstanding amount of all Loans, Swing Loans and L/C Obligations; provided, however, that if any Bank has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Loans required to be funded by it hereunder, such Bank's Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Banks shall be recomputed for purposes of this definition and the definition of "Required Banks" without regard to such Bank's Commitment or the outstanding amount of its Loans, L/C Advances and funded participations in Swing Loans, as the case may be.

                  "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by one of the Companies, or by one or more of the other Wholly-Owned Subsidiaries, or both.

         1.2      Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c)      (i)      The term "documents" includes any and all
         instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                           (ii) The term "including" is not limiting and means "including without limitation."

                           (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Companies and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent's or Banks' involvement in their preparation.

                  (h) Each reference to "basis points" or "bps" shall be interpreted in accordance with the convention that 100 bps = 1.0%.

         1.3      Accounting Principles.

                  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Companies.

                  (c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Companies, the Administrative Agent or the Required Banks shall so request, the Administrative Agent, the Banks and the Companies shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Companies shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                  (d) With respect to any Acquisition consummated on or after the Closing Date, the following shall apply:

                           (i) For each period of four fiscal quarters of Toro and its Subsidiaries ending next following the date of any Acquisition, Consolidated EBIT shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to the Administrative Agent;

                           (ii) For each period of four fiscal quarters of Toro and its Subsidiaries ending next following the date of each Acquisition, Consolidated Interest Charges shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis; provided, however, Consolidated Interest Charges shall be adjusted on a historical pro forma basis to (A) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and
                  (B) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition ("Incremental Debt") calculated (I) as if all such Incremental Debt had been incurred as of the first day of such four-quarter period and
                  (II) at the following interest rates: (x) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (y) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such four fiscal quarters, as the case may be.

                  (e) With respect to any Material Disposition consummated on or after the Closing Date,

                           (i) For each period of four fiscal quarters of Toro and its Subsidiaries ending next following the date of such Material Disposition, Consolidated EBIT for such period shall be either (A) reduced by an amount equal to the Consolidated EBIT (if positive) attributable to the property that is the subject of such Material Disposition for such period or (B) increased by an amount equal to the Consolidated EBIT (if negative) attributable to such property for such period.

                           (ii) For each period of four fiscal quarters of Toro and its Subsidiaries ending next following the date of such Material Disposition, Consolidated Interest Charges shall be reduced by an amount equal to the Consolidated Interest Charges incurred by the applicable Company or Subsidiary in connection with Indebtedness which is either (x) repaid with the proceeds received by the applicable Company or Subsidiary in connection with such Material Disposition or (y) assigned or transferred to, and assumed by, the Person to whom the Material Disposition is made by the applicable Company or Subsidiary.

                  For the purposes of this paragraph, "Material Disposition" means any Disposition, or series of related Dispositions, by Toro and its Subsidiaries of real or personal property that has a gross book value, as determined in accordance with GAAP, equal to or greater than 5% of consolidated total assets of Toro and its Subsidiaries determined as of the last day of the immediately preceding fiscal quarter of Toro, and "Disposition" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, other than pursuant to or in connection with a Receivables Purchase Facility.

         1.4      Exchange Rates; Currency Equivalents.

                  (a) The Administrative Agent shall determine the Spot Rates of Exchange as of each Revaluation Date applicable to any Optional Currency to be used for calculating Dollar Equivalent Amounts of Loans denominated in such Optional Currency. Spot Rates of Exchange shall become effective as of such Revaluation Date and shall be the Spot Rates of Exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Companies hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent.

                  (b) Wherever in this Agreement in connection with a Borrowing, Conversion, Continuation or prepayment of a Loan, an amount such as a required minimum or multiple amount is expressed in Dollars, but such Borrowing or Loan is denominated in an Optional Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Optional Currency), as determined by the Administrative Agent.

         1.5      Redenomination of Certain Alternative Currencies.

                  (a) Each obligation of the Companies to make a payment denominated in the national currency of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the effective date of the euro as such lawful currency (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

                  (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the European Union and any relevant market conventions or practices relating to the euro. The Administrative Agent may from time to time further modify the terms of, and practices contemplated by, this Agreement with respect to the euro to the extent Administrative Agent determines, in its reasonable discretion, that such modifications are necessary or convenient to reflect new laws, regulations, customs or practices developed in connection with the euro. The Administrative Agent may effect such modifications, and this Agreement shall be deemed so amended, without the consent of the Companies or the Banks to the extent such modifications are not materially disadvantageous to the Companies or the Banks, upon notice thereto.

                                  ARTICLE II.

                                   THE CREDITS

         2.1      Amounts and Terms of Commitments.

                  (a) Each Bank severally agrees, on the terms and conditions set forth herein, to make loans in Dollars or any Optional Currency to any of the Companies from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount for such Bank set forth on Schedule 2.1 (such amount as the same may be reduced under Section 2.6 or as a result of one or more assignments under Section 12.7, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the Effective Amount of all outstanding Loans (after determining the Dollar Equivalent Amount of all Optional Currency Loans) and the Effective Amount of all L/C Obligations and Swing Loans shall not at any time exceed the combined Commitments and provided further that the Effective Amount of the Loans of any Bank plus the participation of such Bank in the Effective Amount of outstanding Swing Loans and L/C Obligations (or, with respect to the Swing Line Bank and the Issuing Bank, the Effective Amount of outstanding Swing Loans and L/C Obligations, respectively, after subtracting the participations therein of all other Banks) shall not exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Companies may borrow under this Section 2.1, prepay under
         Section 2.7 and reborrow under this Section 2.1. Optional Currency Loans may be outstanding in no more than four (4) Optional Currencies at any one time.

                  (b) Unavailability of Optional Currency. If a Bank determines that (i) an Optional Currency is not available to it in sufficient amount and for a sufficient term to enable it to make any Optional Currency Loan requested by or on behalf of any Company pursuant to Section 2.3, (ii) making any Optional Currency Loan requested by any Company would subject the Bank, in the Bank's sole judgment, to any Taxes, duty, or other change with respect to any Optional Currency Loan or its obligation to make Optional Currency Loans, or change the basis on which taxes are imposed on any amount payable to such Bank under this Agreement in respect of such Optional Currency Loan, the result of which would increase the cost to such Bank of making, funding or maintaining such Optional Currency Loan or to reduce any sum received or receivable by such Bank under this Agreement with respect to such Optional Currency Loan, or (iii) exchange controls or similar monetary restrictions are imposed or that with certainty will in the future be imposed that, in the reasonable judgment of such Bank, adversely affect the ability of such Bank to make such Optional Currency Loan, and so notifies the Administrative Agent no later than 3:00 p.m. (Chicago time) on the same day it receives notice from the Administrative Agent of such requested Loan, the Administrative Agent shall use its best efforts to notify the Companies by 5:00 p.m. (Chicago time) on the same day. If the Companies nevertheless desire such Optional Currency Loan, they shall notify the Administrative Agent by no later than 10:00 a.m. (Chicago time), on the third (3rd) Business Day prior to the Borrowing Date. If the Administrative Agent does not receive such notice from the Companies by 10:00 a.m. (Chicago time) on the (3rd) Business Day prior to the Borrowing Date, the Companies shall automatically be deemed to have revoked their request for such Optional Currency Loan and the Administrative Agent shall promptly advise the Banks of such revocation. If the Companies do give such notice by such time, each Bank that did not so notify the Administrative Agent shall, subject to Article V, make its Loan in the Optional Currency requested in accordance with Section 2.3. Each Bank that did so notify the Administrative Agent by 3:00 p.m. (Chicago time), shall, subject to
         Article V, make an Offshore Rate Loan in the amount of the Original Dollar Amount of, and with the same Interest Period as, the Optional Currency Loan such Bank was originally requested to make. Such Offshore Rate Loan shall be made by the affected Bank on the same day as the other Banks make their relevant Pro Rata Share of Optional Currency Loans and shall be made available in accordance with the procedures for disbursing Loans in Dollars under Section 2.3. Any Loan made in an Optional Currency shall be advanced in such currency, and all payments of principal and interest thereon shall be made in such Optional Currency. However, if exchange controls or similar monetary restrictions are imposed or that with certainty will in the future be imposed that, in the reasonable judgment of any Bank, adversely affect the ability of such Bank to transfer or convert such Optional Currency payment into Dollars, such Bank will provide the Companies with notice and an opportunity to repay in such Optional Currency (including any cost incurred by such Bank under Section 4.4) for so long as such Bank can transfer or convert such Optional Currency payment into Dollars. Thereafter, all payments of principal and interest thereon shall be in the Dollar Equivalent Amount of such Optional Currency payment. In addition, if a Default or Event of Default exists, then all amounts owing with respect to any Optional Currency Loan shall be repaid at the end of the Interest Period and, at the option of the applicable Company, may be reborrowed as a Base Rate Loan in the Dollar Equivalent Amount of the Optional Currency Loan.

         2.2      Loan Accounts.

                  (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by each Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Companies and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Companies hereunder to pay any amount owing with respect to the Loans or any Letter of Credit. If there is any discrepancy between the loan account records kept by a Bank and the loan account records kept by the Administrative Agent for such Bank, the records of the Bank shall control, absent manifest error.

                  (b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank shall be evidenced by a Revolving Note or Swing Line Note, as applicable, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount, currency (in the case of Optional Currency Loans) and maturity of each Loan made by it and the amount of each payment of principal made by the Companies with respect thereto. Each Bank is irrevocably authorized by the Companies to endorse its Note(s) and each Bank's (or the Administrative Agent's) record shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Companies; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Companies hereunder or under any such Note to such Bank.

                  (c) In addition to the accounts and records referred to in subsection (a), each Bank and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Bank of participations in Letters of Credit and Swing Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Bank in respect of such matters, the accounts and records of the Administrative Agent, in the absence of manifest error, shall control.

         2.3      Procedure for Borrowing.

                  (a) Each Borrowing shall be made upon Toro's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to (i) 12:00 noon (Chicago time) three (3) Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans in Dollars, and four (4) Business Days prior to the requested Borrowing Date in the case of Optional Currency Loans, and
         (ii) 10:30 a.m. (Chicago time) on the requested Borrowing Date in the case of Base Rate Loans, in each case specifying:

                           (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof for Dollar Borrowings and for Borrowings of Optional Currency Loans in a minimum amount of the Foreign Currency Equivalent of $5,000,000;

                           (ii) the requested Borrowing Date, which shall be a Business Day;

                           (iii) the Type of Loans comprising the Borrowing, for which Company the Loan is being requested, and, if the Loan is to be made in currency other than Dollars, the Optional Currency in which such Loan is requested to be made; and

                           (iv)     the duration of the Interest Period
                  applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

                  (b) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

                  (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the applicable Company at the Administrative Agent's Payment Office by 12:00 noon (Chicago time) on the requested Borrowing Date in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the applicable Company by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by Toro of like funds as received by the Administrative Agent.

                  (d) After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than eight different Interest Periods in effect in respect of all Loans together then outstanding.

         2.4 Conversion and Continuation Elections for Borrowings. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:30 a.m. (Chicago time) on a Business Day, the Companies may from time to time irrevocably elect, on not less than (a) three (3) Business Days' notice for Loans denominated in Dollars and (b) four (4) Business Days' notice for Loans denominated in an Optional Currency, that all, or any portion in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 for Loans denominated in Dollars (or the Foreign Currency Equivalent of $5,000,000 in the case of Optional Currency Loans), of the Loans be, (i) in the case of Base Rate Loans, converted into Offshore Rate Loans denominated in Dollars, (ii) in the case of Offshore Rate Loans denominated in Dollars, be converted into Base Rate Loans or continued as Offshore Rate Loans, or (iii) in the case of Offshore Rate Loans denominated in an Optional Currency, continued as Offshore Rate Loans in the same Optional Currency. Loans may only be converted or continued as Loans denominated in the same currency as originally borrowed.

         In the absence of delivery of a Continuation/Conversion Notice with respect to an Offshore Rate Loan at least (a) three (3) Business Days for such Offshore Rate Loan denominated in Dollars, and (b) four (4) Business Days for such Offshore Rate Loan denominated in an Optional Currency, before the last day of the then current Interest Period with respect thereto and unless such Offshore Rate Loan is repaid on such date,

                  (a) an Offshore Rate Loan denominated in Dollars shall be converted automatically on such last day of such Interest Period to a Base Rate Loan, and

                  (b) an Offshore Rate Loan denominated in an Optional Currency shall be deemed continued by the Companies on the last day of such Interest Period for another Interest Period equal to one month.

         Each such conversion and continuation shall be prorated among the applicable outstanding Loans of all Banks, and no portion of the outstanding principal amount of any Loan may be continued as, or be converted into, an Offshore Rate Loan when any Default or Event of Default has occurred and is continuing. The Administrative Agent shall promptly notify each Bank of the applicable Interest Period and interest rate.

         2.5      The Swing Loan Facility.

                  (a) Making of Swing Loans. During the period from the Closing Date to the Business Day immediately preceding the Revolving Termination Date, upon receipt of telephonic request from Toro, no later than 12:00 noon (Chicago time) on any Business Day, (which shall be confirmed immediately in writing by Toro via fax to the Swing Line Bank and the Administrative Agent in substantially the form of a Notice of Borrowing for Swing Loans) the Swing Line Bank shall make loans in Dollars to Toro and Credit solely for the Swing Line Bank's own account (except as otherwise provided in Section 2.5(b) (the "Swing Loans")), up to an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $20,000,000 and (ii) an amount equal to (A) the aggregate amount of the Commitments of all Banks at such time minus the Effective Amount of all Loans, Swing Loans and L/C Obligations then outstanding. The Swing Line Bank shall make the proceeds of such Loans available to Toro and Credit on the requested funding date and shall disburse such funds in Dollars and in immediately available funds to an account of either Toro or Credit, designated by Toro from time to time. Each Swing Loan shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. All Swing Loans shall be payable on demand with accrued interest thereon and shall otherwise be subject to all the terms and conditions applicable to Loans, except that all interest thereon shall be at a per annum rate quoted to Toro by the Swing Line Bank on the date any Swing Loan shall be requested and be payable to the Administrative Agent, solely for the account of the Swing Line Bank (except as otherwise provided in Section 2.5(b)). The Swing Line Bank shall not make any Swing Loan after it receives written notice from either Toro or Credit or a Bank that one or more of the conditions precedent contained in Sections 5.2(b) or (c) will not on such date be satisfied, until such conditions are satisfied or waived by the Required Banks, and the Swing Line Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 5.2(b) and (c) hereof have been satisfied.

                  (b) Repayment of Swing Loans. Upon demand by the Swing Line Bank (through the Administrative Agent) at any time when any Swing Loan remains outstanding, Toro and Credit shall and hereby jointly and severally promise to promptly repay all Swing Loans to the Administrative Agent (for the account of the Swing Line Bank). Upon such demand, Toro and Credit shall promptly borrow Loans from all the Banks, and the Banks shall promptly make Loans to Toro and Credit pursuant to Section 2.1 hereof (and for the purposes solely of such Borrowing, the required minimum amounts for Loans shall not be effective) and Toro and Credit hereby authorize the Swing Line Bank to apply the proceeds of such Loans to the repayment of such outstanding Swing Loans. The failure of any Bank to make available to the Administrative Agent (for the account of the Swing Line Bank) its Pro Rata Share of such Loans shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent (for the account of the Swing Line Bank) such other Pro Rata Share of such Loans on the date funds are to be made available to repay such Swing Loans. If either Toro or Credit voluntarily or involuntarily fail to repay any such Swing Loan within one (1) Business Day after demand therefor by the Swing Line Bank (through the Administrative Agent), such Swing Loan will thereafter accrue interest at the per annum rate equal to the Base Rate plus 2% and each Bank hereby irrevocably and unconditionally agrees to purchase from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in such Swing Loan in an amount equal to such Bank's Pro Rata Share thereof and shall pay such amount to the Administrative Agent (for the account of the Swing Line Bank) in Dollars and in immediately available funds. Such purchase shall become effective hereunder without the necessity of further action by any Person. If the amount required to be paid hereunder for the purchase of such participation interest is not paid to the Administrative Agent (for the account of the Swing Line Bank) by any Bank, the Swing Line Bank (acting through the Administrative Agent) shall be entitled to recover such amount on demand from such Bank together with accrued interest thereon, for each day from the date of demand therefor, if made prior to 12:00 noon (Chicago time) on any Business Day, or, if made at any other time, from the next Business Day following the date of such demand, until the date such amount is paid to the Administrative Agent (for the account of the Swing Line Bank) by such Bank, until three (3) Business Days have expired at the Federal Funds Rate and thereafter at the Base Rate. Nothing in this Section 2.5(b) shall be deemed to relieve any Bank of its obligation hereunder to pay the purchase price of its participation interest hereunder.

                  (c) Each Bank's obligation to make Loans or to purchase and fund in Dollars participations in Swing Loans pursuant to this
         Section 2.5 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank, the Companies or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Swing Loans pursuant to this Section 2.5 is subject to the conditions set forth in Section 5.2. Any such purchase of participations by each Bank from the Swing Line Bank shall not relieve or otherwise impair the obligation of Toro and Credit to repay Swing Loans, together with interest as provided herein.

         2.6 Voluntary Termination or Reduction of Commitments. Toro may, upon not less than five Business Days' prior notice from Toro to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Loans, Swing Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued Facility Fees and letter of credit fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.7 Optional Prepayments. Subject to Section 4.4, the Companies may, at any time or from time to time upon irrevocable notice from Toro to the Administrative Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof (or, in relation to any Optional Currency Loan in a minimum amount of the Foreign Currency Equivalent of $5,000,000); provided that such notice must be received by the Administrative Agent not later than 10:30 a.m., Chicago time, (A) three Business Days prior to any date of prepayment of Offshore Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of an Optional Currency Loan denominated in any Optional Currency, and (C) on the date of prepayment of Base Rate Committed Loans. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by Toro, the Companies shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest, to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

         2.8 Repayment of Loans. Each of the Companies shall and do hereby promise to repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date made to it hereunder. If at any time the Effective Amount of all Loans, Swing Loans and L/C Obligations outstanding under this Agreement exceeds the combined Commitments of the Banks, Toro shall, or shall cause the applicable Company, to promptly prepay to the Administrative Agent for the account of the Banks an amount equal to such excess plus accrued interest thereon.

         2.9      Interest.

                  (a) Each Loan, other than Swing Loans and Optional Currency Loans, shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Companies' right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin. Each Optional Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Margin.

                  (b) Interest on each Loan, other than Swing Loans, shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Banks.

                  (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, at the request of the Required Banks, the Companies shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the interest rate then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

                  (d) Anything herein to the contrary notwithstanding, the obligations of the Companies to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Companies shall pay such Bank interest at the highest rate permitted by applicable law.

                  (e) For any day on which the sum of the outstanding principal amount of all Loans, Swing Loans, L/C Obligations and Loans (as defined in the 364-Day Agreement) under the 364-Day Agreement shall be greater than or equal to 25% of the sum of the combined Commitments of the Banks under this Agreement plus the combined Commitments (as defined in the 364-Day Credit Agreement) of the Banks under the 364-Day Credit Agreement (such determination referred to as the "Utilization Percentage"), the Companies shall pay to the Administrative Agent for the account of each Bank in accordance with its Pro Rata Share a utilization fee (a "Utilization Fee") equal to the percent per annum set forth in the chart below according to the applicable Utilization Percentage on the aggregate actual daily Dollar Equivalent Amount of all outstanding Loans, Swing Loans and L/C Obligations to the Companies on such day.

-----------------------------------     ---------------
      UTILIZATION PERCENTAGE            UTILIZATION FEE
-----------------------------------     ---------------
Greater than or equal to 25% but            0.125%
less than 50%
-----------------------------------     ---------------
Greater than or equal to 50%                0.250%
-----------------------------------     ----------------

         The accrued Utilization Fees, if any, shall be calculated and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date after the Closing Date and on the date or dates on which the Commitments terminate and any outstanding Loans are repaid. All Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions of Article V are not met.

         2.10     Fees.

                  (a) Toro shall pay the fees to the Administrative Agent as required by the letter agreement ("Fee Letter") addressed to Toro and acknowledged by the Administrative Agent dated January 3, 2002.

                  (b) The Companies shall pay to the Administrative Agent for the account of each Bank the Facility Fee quarterly, in arrears, on the last Business Day of each calendar quarter; provided, however, that the Companies shall not be obligated to pay the Facility Fee for the account of any Bank which has failed and continues to fail to fund, or provide for the funding of, Loans as provided hereunder.

         2.11     Computation of Fees and Interest.

                  (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice as determined by the Administrative Agent. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Companies and the Banks in the absence of manifest error.

         2.12     Payments by the Companies.

                  (a) All payments to be made by the Companies shall be made without set-off, recoupment, defense or counterclaim. Except as otherwise expressly provided herein, all payments by the Companies shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent's Payment Office, and shall be made in the same currency in which such Loan was made and in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                  (c) Unless the Administrative Agent receives notice from Toro prior to the date on which any payment is due to the Banks that the Companies will not make such payment in full as and when required, the Administrative Agent may assume that the Companies have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Companies have not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Overnight Rate until three Business Days have expired, and then at the Base Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

                  (d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including attorney fees and expenses and amounts payable under Article IV) incurred by the Administrative Agent and each Bank, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

         2.13     Payments by the Banks to the Administrative Agent.

                  (a) Unless the Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Companies the amount of that Bank's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Companies on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Companies such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Overnight Rate until three Business Days have expired, and then at the Base Rate, for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify Toro of such failure to fund and, upon demand by the Administrative Agent, the Companies shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                  (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

                  (c) If any Bank makes available to the Administrative Agent funds for any Loan to be made by such Bank as provided in the foregoing provisions of this Article II, and such funds are not made available to the Companies by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

                  (d) Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank (including pursuant to any settlement entered into by the Administrative Agent or any Bank in its discretion), such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered, without further interest thereon. The Companies agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.9) with respect to such participation as fully as if such Bank were the direct creditor of the Companies in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments. Each Bank that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.

         2.15 Limitations on Borrowings. Notwithstanding anything to the contrary in this Agreement, (a) no Loans shall be requested by or made to Tover Overseas B.V. by any Bank until such time as all certificates and other documents required by Sections 5.1(b) and 5.1(c)(ii) have been received by the Administrative Agent, and (b) no Loans shall be requested by or made to Toro Factoring Company N.V. by any Bank until such time as the certificate required by Section 5.1(c)(ii) has been received by the Administrative Agent.

                                  ARTICLE III.

                              THE LETTERS OF CREDIT

         3.1      The Letter of Credit Subfacility.

                  (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the date which is seven Business Days immediately preceding the Revolving Termination Date to Issue Letters of Credit denominated in Dollars for the account of either Toro or Credit, and to amend or renew Letters of Credit previously Issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of either Toro or Credit; provided, that the Issuing Bank shall not Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date")
         (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Loans plus the Effective Amount of all Swing Loans exceeds the combined Commitments, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Loans plus the Effective Amount of all Swing Loans of such Bank exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, Toro or Credit's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, Toro or Credit may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

                  (b) The Issuing Bank shall not Issue any Letter of Credit if:

                           (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

                           (ii) the Issuing Bank has received written notice from any Bank, the Administrative Agent or either Toro or Credit, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                           (iii) the expiry date of any requested Letter of Credit occurs after the Revolving Termination Date;

                           (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank; or

                           (v) such Letter of Credit is in a face amount less than $1,000,000 or to be denominated in a currency other than Dollars.

         3.2      Issuance, Amendment and Renewal of Letters of Credit.

                  (a) Each Letter of Credit shall be Issued upon the irrevocable written request of Toro received by the Issuing Bank (with a copy sent by Toro to the Administrative Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of Issuance. Each such request for issuance of a Letter of Credit shall be by facsimile in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day);
         (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.

                  (b) Prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the applicable Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to Issue a requested Letter of Credit from the Administrative Agent (A) directing the Issuing Bank not to Issue such Letter of Credit because such Issuance is not then permitted under subsection 3.1 (a) as a result of the limitations set forth in clauses
         (1) through (3) thereof or subsection 3.1(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the Company designated by Toro in accordance with the Issuing Bank's usual and customary business practices.

                  (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of Toro received by the Issuing Bank (with a copy sent by Toro to the Administrative Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Administrative Agent will promptly notify the Banks of the Issuance of a Letter of Credit (or amendment thereto) pursuant to any L/C Application or L/C Amendment Application.

                  (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of Toro and upon the written request of Toro received by the Issuing Bank (with a copy sent by Toro to the Administrative Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit Issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to Issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of Toro but the Issuing Bank shall not have received any L/C Amendment Application from Toro with respect to such renewal or other written direction by the Companies with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and Toro and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from Toro requesting such renewal.

                  (e) The Issuing Bank may, at its election (or as required by the Administrative Agent at the direction of the Required Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

                  (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

                  (g) The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit and the Administrative Agent shall promptly (but in no event less than quarterly) provide the Banks a summary of the Letters of Credit outstanding.

         3.3      Risk Participations, Drawings and Reimbursements.

                  (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.1(a), each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

                  (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify Toro. The applicable Company shall reimburse the Issuing Bank prior to 12:00 noon (Chicago time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event the applicable Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon (Chicago time) on the Honor Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the applicable Company shall be deemed to have requested that Base Rate Loans in the amount of the shortfall be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the combined Commitments and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (c) Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Administrative Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.3(d)) each be deemed to have made a Base Rate Loan to the applicable Company in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 2:00 p.m. (Chicago time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Overnight Rate in effect from time to time during such period until three Business Days have expired, and then at the Base Rate. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

                  (d) With respect to any unreimbursed drawing that is not paid with the proceeds of Base Rate Loans to the applicable Company in whole or in part, because of the applicable Company's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, the applicable Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.

                  (e) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this
         Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the applicable Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2.

         3.4      Repayment of Participations.

                  (a) Upon (and only upon) receipt by the Administrative Agent or the Issuing Bank for the account of the Issuing Bank of immediately available funds from the applicable Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.3 or
         (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank as required pursuant to Section 3.3.

                  (b) If the Administrative Agent or the Issuing Bank is required at any time to return to the applicable Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the applicable Company to the Administrative Agent for the account of the Issuing Bank, and the Administrative Agent has so paid each Bank its Pro Rata Share thereof pursuant to subsection 3.4(a), in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Overnight Rate in effect from time to time during such period until three Business Days have expired, and then at the Base Rate.

         3.5      Role of the Issuing Bank.

                  (a) Each Bank, Toro and Credit agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

                  (b) No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L /C-Related Document.

                  (c) Toro and Credit hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Toro or Credit from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through
         (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the applicable Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the applicable Company, to the extent, but only to the extent, of any direct, as opposed to consequential, indirect, special or punitive damages suffered by the applicable Company which the applicable Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.6 Obligations Absolute. The obligations of Toro and Credit under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                           (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

                           (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the applicable Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                           (iii) the existence of any claim, set-off, defense or other right that the applicable Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                           (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                           (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; provided, however, neither Toro nor Credit shall be obligated to reimburse the Issuing Bank for any wrongful payment or disbursements made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuing Bank;

                           (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of Toro or Credit in respect of any Letter of Credit; or

                           (vii)    any other circumstance or happening
                  whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Toro, Credit or a guarantor.

         3.7      Letter of Credit Fees.

                  (a) On the last Business Day of each calendar quarter, Toro and Credit shall pay to the Administrative Agent for the account of each of the Banks a letter of credit fee equal to a per annum rate equal to the Applicable Margin at such time of the stated amount of all Letters of Credit outstanding on each day during such calendar quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date.

                  (b) Toro and Credit shall pay to the Issuing Bank a fronting fee for each Letter of Credit Issued by the Issuing Bank equal to 0.125% of the amount of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on the date of Issuance of each Letter of Credit.

                  (c) Toro and Credit shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

         3.8 Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and Toro when a Letter of Credit is Issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

                                  ARTICLE IV.

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         4.1      Taxes.

                  (a) Any and all payments by the Companies to each Bank, or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Companies shall pay all Other Taxes.

                  (b) If the Companies shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

                           (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                           (ii) the Companies shall make such deductions and withholdings;

                           (iii) the Companies shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                           (iv) the Companies shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

                  (c) The Companies agree to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Administrative Agent makes written demand therefor.

                  (d) Within 30 days after the date of any payment by the Companies or any of them of Taxes, Other Taxes or Further Taxes, the Companies shall furnish to each Bank or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Administrative Agent.

                  (e) If the Companies, or any of them, are required to pay any amount to any Bank or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Companies which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

         4.2      Illegality.

                  (a) If any Bank determines that the introduction of any Requirement of Law or any change in any Requirement of Law or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office, to make Offshore Rate Loans, then, on notice thereof by the Bank to Toro through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Administrative Agent and Toro that the circumstances giving rise to such determination no longer exist.

                  (b) If a Bank determines that it is unlawful for such Bank to maintain any Offshore Rate Loan, the Companies shall, upon Toro's receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Companies are required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Companies shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

                  (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Companies may elect, by Toro giving notice to such Bank through the Administrative Agent, that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

                  (d) Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

         4.3      Increased Costs and Reduction of Return.

                  (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental

         Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to Issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Companies shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                  (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) and shall have determined that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank or such corporation to Toro through the Administrative Agent, the Companies shall pay to the Bank, from time to time as reasonably determined by the Bank, additional amounts sufficient to compensate the Bank or such corporation for such increase. Each Bank agrees to take reasonable steps to reduce the amount of such increase provided no Bank shall be required to take any such step, if in its sole opinion, such Bank would suffer any economic, legal or regulatory disadvantage in connection therewith.

         4.4 Funding Losses. (a) Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Companies shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                  (a) the failure of the Companies to make on a timely basis any payment of principal of any Offshore Rate Loan;

                  (b) the failure of the Companies to borrow, continue or convert a Loan after Toro has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                  (c) the failure of the Companies to make any prepayment of any Loan in accordance with any notice delivered under Section 2.7;

                  (d)      the prepayment (including pursuant to either Section
         2.7 or 2.8) or other payment (including after acceleration thereof) of any Loan other than a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or

                  (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. Each Bank agrees to take reasonable steps to reduce the amount of such loss or expense, provided no Bank shall be required to take any such step, if in its sole opinion, such Bank would suffer any economic, legal or regulatory disadvantage in connection therewith. For purposes of calculating amounts payable by the Companies to the Banks under this Section 4.4, each Bank shall be deemed to have funded each Offshore Rate Loan made by it at the Interbank Offered Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

         4.5 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify Toro and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, Toro may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Companies do not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Companies, in the amount specified in the applicable notice submitted by the Companies, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

         4.6 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to Toro (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable, and the basis for the determination of such amount, to the Bank hereunder and such certificate shall be conclusive and binding on the Companies in the absence of manifest error.

         4.7 Substitution of Banks. At any time any Bank makes a claim for compensation under Section 4.3 (each, an "Affected Bank"), the Companies may replace such Affected Bank (and any Affiliate of such Bank which is a party hereto) as a party to this Agreement with one or more other Eligible Assignees and upon notice of such replacement from Toro and the willingness of one or more Eligible Assignees to become a Bank hereunder, such Affected Bank shall assign pursuant to Section 12.7, and without recourse or warranty, its Commitment, its Loans, its Notes, its participation in Letters of Credit and Swing Loans, and all of its other rights and obligations hereunder to such Eligible Assignees for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid facility fees and Letter of Credit fees, any amounts payable under Section 4.4 as a result of such Bank receiving payment of any Offshore Rate Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder.

         4.8 Survival. The agreements and obligations of the Companies in this Article IV shall survive the payment of all Obligations.

                                   ARTICLE V.

                              CONDITIONS PRECEDENT

         5.1 Conditions of Effectiveness. This Agreement shall be effective as of the date hereof upon its execution and delivery by the Administrative Agent, each Bank and each Company and the obligation of each Bank to make its initial Loan hereunder to each Company, the obligation of the Issuing Bank to Issue the initial Letter of Credit for the account of Toro or Credit hereunder, and the obligation of the Swing Line Bank to make Swing Loans to Toro or Credit hereunder is subject to the condition that the Administrative Agent shall have received from such Company all of the following, in form and substance satisfactory to the Administrative Agent and each Bank, and in sufficient copies for each Bank:

                  (a) Credit Agreement and Notes. This Agreement and the Notes executed by such Company;

                  (b)      Resolutions; Incumbency.

                           (i) For such Company, copies of the resolutions of the board of directors of such Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Company; and

                           (ii) For such Company, a certificate of the Secretary or Assistant Secretary of such Company certifying the names and true signatures of the officers of such Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                  provided that, subject to the limitations of Section 2.15, such resolutions and certificates with respect to Tover Overseas B.V. may be delivered after the Closing Date;

                  (c) Organizational Documents; Good Standing. For such Company, each of the following documents:

                           (i) the Organizational Documents of such Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Company; and

                           (ii) a good standing certificate for such Company from the Secretary of the State (or similar, applicable Governmental Authority) of its jurisdiction of incorporation and its principal place of business, provided that, subject to the limitations of Section 2.15, such certificates with respect to Tover Overseas B.V. and Toro Factoring Company N.V. may be delivered after the Closing Date.

                  (d) Legal Opinions. An opinion of Oppenheimer, Wolff & Donnelly LLP, counsel to the Companies and addressed to the Administrative Agent and the Banks, in form and substance satisfactory to the Banks.

                  (e) Payment of Fees and Expenses. Evidence of payment by the Companies to the Administrative Agent for its benefit and the benefit of the Banks of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections
         2.10 and 12.4;

                  (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                           (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

                           (ii)     no Default or Event of Default exists;

                           (iii)    there does not exist any pending or
                  threatened action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority that purports (A) to have a Material Adverse Effect on any of the Companies or their Subsidiaries, or (B) to affect any transaction contemplated under this Agreement or any Loan Document or the ability of any Company to perform its respective obligations under this Agreement or any Loan Document; and

                           (iv) there has occurred since October 31, 2001, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect or a material adverse change in or a material adverse effect upon the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of Toro and its Subsidiaries taken as a whole;

                  (g) Financial Statements. Receipt and satisfactory review by the Administrative Agent of the consolidated financial statements of Toro and its Subsidiaries for the fiscal years ended 1999, 2000, and 2001, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing prepared in conformity with GAAP, and such other financial information as the Administrative Agent may request;

                  (h) Confirmation of Ratings. A certificate signed by the treasurer of Toro confirming Moody's and S&P's current Debt Rating;

                  (i) Execution of 364-Day Credit Agreement. The 364-Day Credit Agreement has been executed and delivered by all parties thereto and the conditions set forth in Sections 5.1 and 5.2 thereof as of the Closing Date have been satisfied or waived in accordance with its terms;

                  (j) Compliance Certificate. A Compliance Certificate signed by a Responsible Officer dated as of the Closing Date demonstrating compliance with the financial covenants contained in
         Article VIII as of the end of the fiscal quarter of Toro most recently ended more than 50 days prior to the Closing Date;

                  (k) Termination of Existing Facilities. Evidence of the termination of the Existing Facilities and repayment and satisfaction in full of all indebtedness under the Existing Facilities; and

                  (l) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may reasonably request.

         5.2 Conditions to All Loans, Swing Loans and Letter of Credit Issuances. Except as otherwise provided in Section 2.5, the obligation of each Bank and the Administrative Agent to make any Loan to be made by it, the obligation of the Issuing Bank to Issue any Letter of Credit hereunder, and the obligation of the Swing Line Bank to make Swing Loans hereunder is subject to the satisfaction of the following conditions precedent on the Borrowing Date or Issuance Date:

                  (a) Notice of Borrowing or Application. In the case of any Loan, the Administrative Agent shall have received a Notice of Borrowing, in the case of any Swing Loan, the Swing Line Bank and the Administrative Agent shall have received a Notice of Borrowing of Swing Loan or in the case of any Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an L/C Application or L/C Amendment Application;

                  (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such disbursement date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Loan or Issuance; and

                  (d) Other Documents. The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Banks reasonably may require.

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

Each Notice of Borrowing, L/C Application and L/C Amendment Application submitted by Toro on behalf of the Companies hereunder shall constitute a representation and warranty by the Companies hereunder, as of the date of each such notice or request and as of each Borrowing Date or Issuance Date as applicable, that the conditions in this Section 5.2 are satisfied.

                                  ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

         The Companies represent and warrant to the Administrative Agent and each Bank that:

         6.1      Corporate Existence and Power. Each Company and each of its
         Subsidiaries:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

                  (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                  (d)      is in compliance with all Requirements of Law;

except, in each case referred to in clause (b), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each Company of this Agreement and each other Loan Document to which such Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

                  (a) contravene the terms of any of such Company's Organizational Documents;

                  (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Company is a party or any order, injunction, writ or decree of any Governmental Authority to which such Company or its property is subject; or

                  (c)      violate any Requirement of Law.

         6.3 Governmental or Third-Party Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, one or more of the Companies or any of their Subsidiaries or the Agreement or any other Loan Document.

         6.4 Binding Effect. This Agreement and each other Loan Document to which the Companies are a party constitute the legal, valid and binding obligations of the Companies enforceable against the Companies in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.5 Litigation. Except as specifically disclosed in Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Companies, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any of the Companies, or their Subsidiaries or any of their respective properties which:

                  (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

                  (b) if determined adversely to one or more of the Companies or any of their Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         6.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Companies. As of the Closing Date, none of the Companies or any of their Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).

         6.7      ERISA Compliance. Except as specifically disclosed in Schedule
6.7:

                  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and to the best knowledge of the Companies, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of any of the Companies, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Companies nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Companies nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Companies nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         6.8 Taxes. Toro and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any of the Companies or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.9      Financial Condition.

                  (a) The audited consolidated financial statements of Toro and its Subsidiaries dated October 31, 2001 (including the footnotes thereto), and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

                           (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                           (ii) fairly present the financial condition of Toro and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                           (iii)    except as specifically disclosed in Schedule
                  6.9 or Schedule 6.14, reflect all material indebtedness and other liabilities, direct or contingent, of Toro and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations where (i) the possible liability to any Company exceeds $10,000,000 for any one of such obligations or liabilities and (ii) the possible liability to any or all of the Companies exceeds $20,000,000 in the aggregate for one or more of such obligations or liabilities.

                  (b) Since October 31, 2001, there has been no Material Adverse Effect.

         6.10 Environmental Matters. The Companies conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on their respective business, operations and properties, and as a result thereof the Companies have reasonably concluded that, except as specifically disclosed in Schedule 6.10, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.11 Regulated Entities. None of the Companies, any Person controlling the Companies, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. None of the Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         6.12 Copyrights, Patents, Trademarks and Licenses, etc. Each of the Companies and their Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary in the best business judgment of the Companies for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Companies, as of the date hereof, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Companies or any Subsidiary infringes upon any rights held by any other Person and no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Companies, proposed, which, in any case, could reasonably be expected to have a Material Adverse Effect.

         6.13 Subsidiaries. As of the Closing Date, the Companies have no Subsidiaries other than those specifically disclosed in part (a) of Schedule
6.13 hereto and have no Joint Ventures or other equity investments in any other corporation or entity other than those specifically disclosed in part (b) of
Schedule 6.13.

         6.14 Insurance. Except as specifically disclosed in Schedule 6.14, the properties of the Companies and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Toro, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Companies or such Subsidiaries operates.

         6.15 Full Disclosure. None of the representations or warranties made by the Companies or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Companies or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Companies to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                  ARTICLE VII.

                              AFFIRMATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan, Swing Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

         7.1 Financial Statements. Toro shall deliver to each of the Banks and the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Banks:

                  (a) as soon as available, but not later than 120 days after the end of each fiscal year (commencing with the fiscal year ended October 31, 2001), a copy of the audited consolidated balance sheet of Toro and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Companies' or any Subsidiary's records or with respect to Toro and its Subsidiaries as a going concern.

                  (b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 2002), a copy of the unaudited consolidated balance sheet of Toro and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Toro and its Subsidiaries.

         7.2 Certificates; Other Information. The Companies shall furnish to each of the Banks and the Administrative Agent (except in the case of 7.2(c), to the Administrative Agent only):

                  (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

                  (b) promptly, copies of all financial statements and reports that Toro sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that any Company or any Subsidiary may make to, or file with, the SEC;

                  (c) concurrently with the closing of a Receivables Purchase Facility, a copy of the documentation related thereto certified by a Responsible Officer as being true, correct and complete; and

                  (d) promptly, such additional information regarding the business, financial or corporate affairs of the Companies or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time reasonably request.

         7.3 Notices. Toro shall promptly notify the Administrative Agent and each Bank:

                  (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                  (b) of any (i) breach or non-performance of, or any default under, a Contractual Obligation of the Companies or any Subsidiary; (ii) dispute, litigation, investigation, proceeding or suspension affecting any of the Companies or any Subsidiary and any Governmental Authority; or (iii) commencement of, or any material development in, any litigation or proceeding affecting the Companies (or any of them) or any Subsidiary; including any of the above pursuant to any applicable Environmental Laws, in each case under (i), (ii) or
         (iii) above, which (A) is reasonably likely to create liability to any Company in excess of $10,000,000 in any individual circumstance or in excess of $20,000,000 in the aggregate for all such circumstances, or
         (B) is otherwise reasonably likely to have a Material Adverse Effect and (iv) other matter that has resulted or is reasonably likely to result in a Material Adverse Effect;

                  (c) of the occurrence of any of the following events affecting any of the Companies or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any of the Companies or any ERISA Affiliate with respect to such event:

                           (i)      an ERISA Event;

                           (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

                           (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any of the Companies or any ERISA Affiliate; or

                           (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

                  (d)      of any change in the Debt Rating by Moody's or S&P;
                  and

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                  (e)      of any material change in accounting policies or
         financial reporting practices by the Companies or any of their consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Companies propose to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         7.4 Preservation of Corporate Existence, Etc. Each Company shall preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation and preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business; provided, however, that Toro shall be permitted to liquidate and dissolve Credit into Toro and permitted to liquidate and dissolve any Subsidiary Borrower into Toro or a Wholly-Owned Subsidiary.

         7.5 Maintenance of Property. Each Company shall exercise its best business judgment to maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that nothing in this Section 7.5 shall prevent the Companies from discontinuing the operation or maintenance of any such property if such discontinuance will not result in a Material Adverse Effect and the Board of Directors of such Company determines, in its best business judgment, that the continued use thereof is no longer desirable to the conduct of the business of such Company.

         7.6 Insurance. Each Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that nothing in this
Section 7.6 shall be deemed to prevent the Companies from self insuring or insuring through a captive insurance subsidiary such risks as are customarily self insured or insured through captive insurance subsidiaries by other corporations in the same business and similarly situated in accordance with sound business practices.

         7.7 Compliance with Laws and Contractual Obligations. Each Company shall comply, and shall cause each Subsidiary to comply, with all Contractual Obligations and Requirements of Law of any Governmental Authority having jurisdiction over it or its business including, without limitation, all Environmental Laws except to the extent that the failure to so comply may not have a Material Adverse Effect and paying before the same become delinquent, all taxes, assessments and government charges imposed upon it or upon its property, income or assets, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

         7.8 Compliance with ERISA. Each Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the

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applicable provisions of ERISA, the Code and other federal or state law; (b)
cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         7.9 Inspection of Property and Books and Records. Each Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent any of such records are proprietary in nature), and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Companies; provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Companies at any time during normal business hours and without advance notice.

         7.10 Use of Proceeds. Each Company shall use the proceeds of the Loans for (a) general working capital needs and capital expenditures and (b) to replace and refinance outstanding indebtedness under the Existing Facilities and
(c) and other lawful corporate purposes other than, directly or indirectly, (i) for purposes of undertaking an Acquisition or Joint Venture in contravention of any Requirement of Law or of any Loan Document, (ii) to purchase or carry Margin Stock, (iii) to repay or otherwise refinance indebtedness of any Company or others incurred to purchase or carry Margin Stock, (iv) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (v) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

                                 ARTICLE VIII.

                               NEGATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan, Swing Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

         8.1 Limitation on Liens. None of the Companies shall, or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of their respective property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                  (a) any Lien existing on property of any Company or any Subsidiary on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date;

                  (b)      any Lien created under any Loan Document;

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                  (c)      Liens for taxes, fees, assessments or other
         governmental charges which are not delinquent or remain payable without penalty, provided that no notice of lien has been filed or recorded under the Code;

                  (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                  (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (f) Liens on the property of any Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of alike nature; in each case, incurred in the ordinary course of business;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Companies and their Subsidiaries;

                  (h) Liens on property of a Person subject to an Acquisition permitted hereunder existing at the time of such Acquisition;

                  (i) Liens existing on the Closing Date on property of one or more Distributor Subsidiaries securing Indebtedness of such Distributor Subsidiaries;

                  (j) Liens on Receivables, lease receivables and other obligations owing to any of the Companies or any domestic Wholly-Owned Subsidiary to the extent such Receivables, lease receivables and other obligations have been sold under a Receivables Purchase Facility permitted under Section 8.2(d);

                  (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Company in excess of those set forth by regulations promulgated by the FRB, and
         (ii) such deposit account is not intended by any Company or any Subsidiary to provide collateral to the depository institution; and

                  (l) Liens on any property securing Indebtedness; provided that the amount of Indebtedness so secured together with Indebtedness permitted to be secured pursuant to Section 8.1(a) above shall not exceed in the aggregate at any time outstanding 10% of the

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         consolidated net worth of Toro and its Subsidiaries determined as of the end of the most recently ended fiscal quarter of Toro.

         8.2 Disposition of Assets. None of the Companies shall, or shall suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

                  (a) dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

                  (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

                  (c)      dispositions of Receivables of Toro to Credit;

                  (d) dispositions by any Originator of Receivables pursuant to Receivables Purchase Facilities provided that the outstanding unpaid amount of all such Receivables so sold in the aggregate shall not at any time exceed $125,000,000 and such Receivables Purchase Facilities may be established only at a time when Toro has a Debt Rating by S&P of BBB- or better or by Moody's of Baa3 or better;

                  (e)      sale of those Investments described under Section
         8.4(a);

                  (f) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so sold by Toro and its Subsidiaries shall not exceed in any fiscal year 10% of the consolidated total assets of Toro and its Subsidiaries determined as of the end of the most recently ended fiscal quarter of Toro; and

                  (g) any Subsidiary, including any Subsidiary Borrower, may sell, assign, lease, convey, transfer or otherwise dispose of assets to one of the Companies or another Wholly-Owned Subsidiary.

         8.3 Consolidations and Mergers. None of the Companies shall, or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

                  (a) any Subsidiary (other than Credit), including any Subsidiary Borrower, may merge with one of the Companies, provided that a Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the surviving corporation shall be a Wholly-Owned Subsidiary;

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

                  (b) Credit may merge with or sell all or substantially all of its assets to Toro;

                  (c) any Subsidiary (other than Credit), including any Subsidiary Borrower, may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to one of the Companies or another Wholly-Owned Subsidiary; and

                  (d)      those transactions otherwise permitted under Section
         8.4(d).

         8.4 Loans and Investments. None of the Companies shall purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of any of the Companies (collectively, "Investments"), except for:

                  (a) Investments held by any of the Companies or any Subsidiary in the form of cash equivalents or other liquid investments permitted under Toro's Investment Policy issued December 10, 1995;

                  (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

                  (c) extensions of credit by any Company to any of Toro's Wholly-Owned Subsidiaries or by any of Toro's Wholly-Owned Subsidiaries to any Company or to another of Toro's Wholly-Owned Subsidiaries or extensions of credit made in the ordinary course of its business consistent with past practices to distributors or dealers of Toro's products;

                  (d) Investments incurred in order to consummate Acquisitions, provided that (i) the aggregate purchase price (including assumption of liability) in any such individual Acquisition shall not exceed $100,000,000, and the aggregate purchase price (including assumption of liability) for all Acquisitions undertaken by Toro and its Subsidiaries after the Closing Date shall not exceed $200,000,000,
         (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

                  (e) Investments in Joint Ventures not exceeding, in the aggregate, at any time, 10% of the consolidated net worth of Toro and its Subsidiaries determined as of the end of the most recently ended fiscal quarter of Toro;

                  (f) Investments under Swap Contracts to the extent permitted under Section 8.6 hereof; and

                  (g) Investments made after the date hereof in Wholly-Owned Subsidiaries.

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

         8.5 Transactions with Affiliates. None of the Companies shall, or shall suffer or permit any Subsidiary to, enter into any transaction with any of their respective Affiliates, except upon fair and reasonable terms no less favorable to such entity than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Companies or such Subsidiary; provided, however, that nothing in this Section 8.5 shall restrict (i) the Companies from entering into transactions with Toro's distributors or dealers, whether or not Affiliates of the Companies, which the Companies determine in their best business judgment shall be in the best interests of the Companies and
(ii) any Permitted Receivables Transfer.

         8.6 Contingent Obligations. None of the Companies shall, or shall suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except Contingent Obligations which are not reasonably likely to have a Material Adverse Effect.

         8.7 Restricted Payments. None of the Companies shall, or shall suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (each of the foregoing a "Restricted Payment"); except that:

                  (a) each Company and any Wholly-Owned Subsidiary may declare and make dividend payments or other distributions payable solely in its common stock;

                  (b) each Company and any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

                  (c) Toro may declare and pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash up to an amount equal to the sum of (i) 50% of the consolidated net income of Toro and its Subsidiaries arising after October 31, 2001 and computed on a cumulative consolidated basis, plus
         (ii) $50,000,000, provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist; and

                  (d) Credit and any Subsidiary Borrower may declare and pay dividends to Toro or its parent company and any Wholly-Owned Subsidiary may declare and pay dividends to its parent company.

         8.8 Maintenance of Business. Each Company shall continue to engage in business of the same general type as now conducted by it, provided, however, that each Company may discontinue any line of business if the discontinuance of such line of business will not result in a Material Adverse Effect and the Board of Directors of such Company determines that the continuance thereof is no longer desirable to the conduct of the business of the Companies taken as a whole, and provided further that Toro shall be permitted to liquidate and dissolve Credit or any Subsidiary Borrower into its parent company or Toro.

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

         8.9 Minimum Interest Coverage. Toro, on a consolidated basis, shall not permit its Consolidated Interest Coverage Ratio, as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended, to fall below 2.0 to 1.0.

         8.10 Maximum Total Indebtedness to Capitalization. Toro, on a consolidated basis, shall not permit its consolidated ratio of total Indebtedness to total Indebtedness plus shareholders' equity to exceed (i) 0.60 to 1.0 as at the end of the first fiscal quarter of each fiscal year, (ii) 0.65 to 1.00 as at the end of the second fiscal quarter of each fiscal year, (iii)
0.60 to 1.0 as at the end of the third fiscal quarter of each fiscal year and
(iv) 0.55 to 1.00 as at the end of each fiscal year.

         8.11 Toro and Credit Portion of Assets. The consolidated total assets of Toro and Credit at the end of each fiscal year shall not be less than 67% of the consolidated total assets of Toro and its Subsidiaries at such time.

         8.12 Negative Pledge Clause. No Company shall enter into or cause, suffer or permit to exist any agreement with any Person other than the Administrative Agent and the Banks pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of the Companies or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, provided that any Company and any Subsidiary may enter into such an agreement in connection with, and that applies only to, property subject to any Lien permitted by this Agreement and not released after the date hereof, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

         8.13 Burdensome Contractual Obligation. Enter into any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to Toro or to otherwise transfer property to Toro.

                                  ARTICLE IX.

                                EVENTS OF DEFAULT

         9.1 Events of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. Any of the Companies fail to pay, (i) ' when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, any interest, L/C Obligation, Swing Loan, fee or any other amount payable hereunder or under any other Loan Document; or

                  (b) Representation or Warranty. Any representation or warranty by any Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or misleading in any material respect on or as of the date made or deemed made; or

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

                  (c) Specific Defaults. Any of the Companies fail to perform or observe any term, covenant or agreement contained in any of
         Section 7.3(a) or 7.9 or in Article VIII; or

                  (d) Other Defaults. Any of the Companies fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Document (and such failure does not otherwise constitute an Event of Default under this Section 9.1), and such default shall continue unremedied for a period of 30 days, provided that, if the Companies are diligently and in good faith attempting to cure such default, such default is curable and such default will not possibly result in a Material Adverse Effect, then the Companies may have additional time to cure such default as specified in writing by the Required Banks provided that such additional time shall not exceed 60 days; or

                  (e) General Cross-Default. (i) Any Company or any Material Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or
         (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace, cure or notice period, if any, specified in the relevant document on the date of such failure and if the effect of such failure, event or condition is to allow the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) (A) there occurs any termination, liquidation, unwind or similar event or circumstance under any Receivables Purchase Facility other than a voluntary termination by any Company or a scheduled termination, as a result of which any purchaser of receivables thereunder has ceased purchasing such Receivables and such purchaser may apply all collections on previously purchased Receivables thereunder to the repayment of such purchaser's interest in such previously purchased Receivables (any such event or circumstance referred to as a "Receivables Purchase Facility Termination") other than any such Receivables Purchase Facility Termination that arises solely as a result of a down-grading of the credit rating of any bank or financial institution not affiliated with the Companies that provides liquidity, credit or other support in connection with such facility and (B) within 60 days after the effective date of such Receivables Purchase Facility Termination, additional financing and/or capitalization of the Companies in replacement of such Receivables Purchase Facility, in an amount substantially similar to the amount of the Receivables Purchase Facility and upon such terms as are acceptable to the Required Banks, shall not be completed and funding thereunder shall not be available to the Companies; or

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                  (f)      Insolvency; Voluntary Proceedings. Any Company or any
         Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                  (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
         law) is ordered in any Insolvency Proceeding; or (iii) any Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                  (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) any Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

                  (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any or all of the Companies or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                  (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any Company or any Material Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (k) Change in Control. (i) Any Person or group within the meaning of Section 13(d)(3) of the 1934 Act and the rules and regulations promulgated thereunder, shall,

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         after the Closing Date, acquire beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of Toro (or other securities convertible into such securities) representing thirty percent (30%) of the combined voting power of all securities of Toro entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (hereinafter called a "Controlling Person"); or (ii) Toro shall cease to own, directly or indirectly, 100% of all of each other Company's issued and outstanding shares of common stock (except for any outstanding qualifying director shares); or (iii) a majority of the Board of Directors of Toro shall cease for any reason to consist of (A) individuals who on the Closing Date were serving as directors of Toro and (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the Board is recommended or approved by a majority of the Board of Directors of Toro; or (iv) a default or the happening of any event shall occur under any charter, indenture, agreement or other instrument in connection with which any preferred stock of Toro may be issued, and as a result of such default or event the holders of such preferred stock shall designate or elect members of the Board of Directors of Toro. For purposes of clause (i) above, a Person or group shall not be a Controlling Person if such Person or group holds voting power in good faith and not for the purpose of circumventing this Section 9.1(k) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (i).

                  (l) Invalidity. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect (other than with respect to matters regarding Offshore Rate Loans which are subject to the application of, and the Companies accordingly comply with the terms of, Section 4.2) or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Company denies that is has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

                  (m) Specific Cross-Default. The occurrence and continuance of an "Event of Default" as defined in the 364-Day Credit Agreement.

         9.2 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of the Required Banks:

                  (a) declare the commitment of each Bank to make Loans, the obligation of the Swing Line Bank to make Swing Loans and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans and Swing Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable,

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         without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Company;

                  (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; and

                  (d) demand immediate payment by the Companies of an amount equal to the L/C Obligations to be held in an account to be established by Toro with Bank of America at such time over which only the Administrative Agent shall have control.

provided, however that upon the occurrence of any event specified in subsection
(f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), (i) the obligation of each Bank to make Loans, the Issuing Bank to Issue Letters of Credit and the Swing Line Bank to make Swing Loans shall automatically terminate, (ii) the unpaid principal amount of all outstanding Loans and Swing Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Bank, and (iii) Toro shall automatically be required to Cash Collateralize the L/C Obligations (in an amount equal to the aggregate outstanding amount thereof) plus all fees accrued or to be incurred in connection with such L/C Obligations (calculated at the Applicable Margin then in effect for the period from the date of such Cash Collateralization until the expiry date of such Letter of Credit).

         9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE X.

                            THE ADMINISTRATIVE AGENT

         10.1     Appointment and Authorization of Administrative Agent.

                  (a) Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or

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

         express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                  (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Banks to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article X included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

         10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         10.3 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by the Companies or any Subsidiary or Affiliate of the Companies or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Companies or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Companies or any of the Companies' Subsidiaries or Affiliates.

         10.4     Reliance by Administrative Agent.

                  (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or

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         Persons, and upon advice and statements of legal counsel (including counsel to the Companies), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks or all the Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and participants. Where this Agreement expressly permits or prohibits an action unless the Required Banks otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Banks.

                  (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

         10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or Toro referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with
Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         10.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Bank acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Companies and their Subsidiaries or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Bank as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and

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

creditworthiness of the Companies and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Bank also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Companies. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Companies or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.

         10.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so) according to each Bank's Pro Rata Share, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and the costs and expenses incurred in connection with the use of GMS Technologies, Inc., Intralinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Companies. The undertaking in this Section shall survive termination of the combined Commitments, the payment of all Obligations hereunder and the resignation of the Administrative Agent.

         10.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Company and its Subsidiaries and its Affiliates as though Bank of America were not the Administrative Agent, the Issuing Bank or the Swing Line Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Companies or their Affiliates (including information that may be subject to confidentiality

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obligations in favor of the Companies or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, the Issuing Bank or the Swing Line Bank, and the terms "Bank" and "Banks" include Bank of America in its individual capacity.

         10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Banks; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank and Swing Line Bank. If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor Administrative Agent for the Banks which successor Administrative Agent shall be consented to by the Companies at all times other than during the existence of an Event of Default (which consent of the Companies shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Companies, a successor Administrative Agent from among the Banks. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Bank, Swing Line Bank, and the respective terms "Administrative Agent," "Issuing Bank", "Swing Line Bank" shall mean such successor Administrative Agent, Letter of Credit Issuing Bank, Swing Line Bank, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank's and Swing Line Bank's powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or Swing Line Bank or any other Bank, other than the obligation of the successor Issuing Bank to Issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 12.4 and
12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above.

         10.10 Other Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," or "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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         10.11    Withholding Tax.

                  (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

                           (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8 ECI or W-8 BEN, as applicable, before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                           (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8 ECI or W-8 BEN, as applicable, before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                           (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                  (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8 ECI or W-8 BEN, as applicable, and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Companies to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank's IRS Form W-8 ECI or W-8 BEN, as applicable, as no longer valid.

                  (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8 ECI or W-8 BEN, as applicable, with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                  (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction.

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         However, if the forms or other documentation required by subsection (1)
         of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

                  (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

                                   ARTICLE XI.

                                    GUARANTY

         11.1 The Guaranty. Toro hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made by the Banks or any Bank to any Subsidiary Borrower pursuant to this Agreement; and the full and punctual payment of all other amounts payable by any Subsidiary Borrower under this Agreement. Upon failure by any Subsidiary Borrower to pay punctually any such amount, Toro shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

         11.2 Guaranty Unconditional. The obligations of Toro hereunder are a guaranty of payment and not of collection, and shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                  (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Borrower under this Agreement or any Note, by operation of law or otherwise;

                  (b) any modification or amendment of or supplement to this Agreement or any Note;

                  (c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Borrower under this Agreement or any Note;

                  (d) any change in the corporate existence, structure or ownership of any Subsidiary Borrower, or any insolvency, bankruptcy, reorganization or other similar

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

         proceeding affecting such Subsidiary Borrower or its assets or any resulting release or discharge of any obligation of such Subsidiary Borrower contained in this Agreement or any Note;

                  (e) the existence of any claim, set-off or other rights which Toro may have at any time against any Subsidiary Borrower, any Administrative Agent, any Bank or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                  (f) any invalidity or unenforceability relating to or against any Subsidiary Borrower for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Borrower of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

                  (g) any other act or omission to act or delay of any kind by any Subsidiary Borrower, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Toro's obligations hereunder.

         The obligations of Toro under this Article XI are independent of the obligation of any Subsidiary Borrower pursuant to this Agreement or any Note issued by such Subsidiary Borrower and a separate action or actions may be brought and prosecuted against Toro to enforce the provisions of this Article XI irrespective of whether any action is brought against any Subsidiary Borrower or whether any Subsidiary Borrower is joined in any such action or actions.

         11.3 Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Toro's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by any Subsidiary Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by any Subsidiary Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Borrower or otherwise, Toro's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

         11.4 Waiver by Toro. Toro irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Borrower or any other Person.

         11.5 No Subrogation. Toro irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payments with respect to any Subsidiary Borrower hereunder to be subrogated to the rights of the payee against such Subsidiary Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by such Subsidiary Borrower in respect thereof.

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         11.6     Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Subsidiary Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy or reorganization of such Subsidiary Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Toro hereunder forthwith on demand by the Administrative Agent made at the request of the Required Banks.

                                  ARTICLE XII.

                                  MISCELLANEOUS

         12.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Company therefrom, shall be effective unless in writing signed by the Required Banks and the Companies, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by all of the Banks and by the Companies, and acknowledged by the Administrative Agent, do any of the following:

                  (a) extend or increase the combined Commitments of all Banks (or reinstate such Commitments terminated pursuant to Section 9.2(a));

                  (b) extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                  (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause
         (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Banks shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Companies to pay interest at the Default Rate;

                  (d) change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loans, Swing Loans and L/C Obligations which is required for the Banks or any of them to take any action hereunder;

                  (e) change the means of determination of Pro Rata Share or Voting Percentage of any Bank;

                  (f) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all the Banks; or

                  (g) amend or delete Article XI hereof or release Toro as the guarantor of the Subsidiary Borrowers' Obligations hereunder pursuant to Article XI hereof.

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and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or each directly-affected Bank, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Application relating to any Letter of Credit Issued or to be Issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Required Banks or each directly-affected Bank, as the case may be, affect the rights or duties of the Swing Line Bank under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Banks or each directly-affected Bank, as the case may be, affect the rights or duties of the Administrative
Agent under this Agreement or any other Loan Document; or (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Bank that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Bank may not be increased without the consent of such Bank.

         12.2     Notices.

                  (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Companies by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 12.2) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 12.2; or, as directed to the Companies or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Companies and the Administrative Agent.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article 11 or X to the Administrative Agent or notices pursuant to Article III to the Issuing Bank shall not be effective until actually received.

                  (c) Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Companies. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Companies to give such notice and the Administrative Agent and the Banks shall not have any liability to the Companies or other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Companies to repay the Loans, the Swing Loans or the L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic

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         or facsimile notice or the receipt by the Administrative Agent and the
         Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

                  (d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Companies, the Administrative Agent and the Banks. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

                  (e) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

         12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         12.4     Costs and Expenses. The Companies shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Administrative Agent, Swing Line Bank, Issuing Bank and
         Bank) and the Arranger within five Business Days after demand for all costs and expenses incurred by Bank of America (including in its capacity as Administrative Agent, Swing Line Bank, Issuing Bank and
         Bank) and the Arranger in connection with the due diligence conducted in connection with, and the development, preparation, delivery, administration, syndication and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Bank of America (including in its capacity as Administrative Agent, Swing Line Bank, Issuing Bank and Bank) and the Arranger with respect thereto; and

                  (b) pay or reimburse the Administrative Agent, the Swing Line Bank, the Issuing Bank, the Arranger and each Bank within five Business Days after demand for all costs and expenses (including Attorney Costs and the costs and expenses incurred in connection with the use of GMS Technologies, Inc., Intralinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or

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         remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         12.5 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Companies shall indemnify, defend and hold the Administrative Agent-Related Persons and each Bank and each of their Affiliates and each of such Person's respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination of the Letters of Credit and the termination, resignation or replacement of the Administrative Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or the actual or proposed use of proceeds of any Loan, Swing Loan or Letter of Credit, or the Commitments, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, arbitration, litigation or judicial proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Companies shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting solely from the gross negligence or willful misconduct of such Indemnified Person as fully determined by a court of competent jurisdiction. None of the Administrative Agent-Related Persons nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, and in no event shall any such Person be liable for special, consequential, punitive or indirect damages. The agreements in this Section shall survive payment of all other Obligations.

         12.6 Payments Set Aside. To the extent that any Company makes a payment to the Administrative Agent or the Banks, or the Administrative Agent or any of the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.

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         12.7     Successors and Assigns.

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Companies may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank (and any attempted assignment or transfer by the Companies without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and participations in Swing Loans) at the time owing to
         it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Toro otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Loans and
         (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection
         (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.3, 4.5 and
         12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Companies shall execute and deliver new or replacement Notes to the assigning Bank and the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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

                  (c) The Administrative Agent, acting solely for this purpose as an agent of the Companies, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans, Swing Loans and L/C Obligations owing to, and participations in L/C Obligations and Swing Loans of, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Companies, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Any Bank may at any time, without the consent of, or notice to, the Companies or the Administrative Agent, sell participations to any Person (other than a natural person or the Companies or any of the Companies' Affiliates or Subsidiaries (each, a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank's participations in L/C Obligations and/or Swing Loans) owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged,
         (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Companies, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Companies agree that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, and
         4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.9 as though it were a Bank, provided such Participant agrees to be subject to Section 2.14 as though it were a Bank.

                  (e) A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.3 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Companies' prior written consent. A Participant that would be a foreign corporation, partnership or trust under Section 10.11 if it were a Bank shall not be entitled to the benefits of Section 4.1 unless the Companies are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Companies, to comply with Section 10.11 as though it were a Bank.

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                  (f)      Any Bank may at any time pledge or assign a security
         interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

                  (g) Notwithstanding anything to the contrary contained herein, any Bank that is a Fund that invests in bank loans may create a security interest in all or any portion of the advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this
         Section 12.7, (i) no such pledge shall release the pledging Bank from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

                  (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Companies and the Banks, resign as Issuing Bank and/or (ii) upon 30 days' notice to the Companies, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Companies shall be entitled to appoint from among the Banks a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Companies to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Bank, as the case may be. Bank of America shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Banks to make Loans or fund participations in the manner set forth in Section 3.3). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require the Banks to make Loans or fund participations in outstanding Swing Loans in the manner set forth in Section 2.5.

         12.8 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information furnished by any Company and provided to it by such Company or any Subsidiary, or by the Administrative Agent on such Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Companies or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Companies, provided that such source is not bound by a confidentiality agreement with the

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

Companies known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Eligible Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Companies or any Subsidiary is party or is deemed party with such Bank or such Affiliate; (I) to its Affiliates, which shall be subject to the standards set forth herein and applicable to such Bank; (J) to any nationally recognized rating agency to the extent it requires access to information about such financial institution's investment portfolio; and (K) to Loan Pricing Corp. and any other similar publication service that publishes "Gold Sheets" or tracks "league tables" for the financial institution market generally as to the fact of this transaction and the amount of the combined Commitments.

         12.9 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to any Company, any such notice being waived by Companies to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of any Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Companies and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         12.10 Automatic Debits of Principal, Interest Fees. With respect to any principal, interest, facility fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, Bank of America, the Swing Line Bank, the Issuing Bank or the Arranger under the Loan Documents, the Companies hereby irrevocably authorize Bank of America to debit any deposit account of any Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         12.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank

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should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

         12.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A facsimile signature shall be deemed a valid signature for all purposes.

         12.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         12.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Administrative Agent and the Administrative Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         12.15 Governing Laws and Jurisdiction.

               (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE ADMINISTRATIVE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE ADMINISTRATIVE AGENT, AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH COMPANY, THE ADMINISTRATIVE AGENT, AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

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         12.16 Waiver of Jury Trial. EACH COMPANY, THE BANKS, THE ARRANGER AND
THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ELIGIBLE ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS, THE ARRANGER AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         12.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Companies, the Banks, the Arranger and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         12.18 Liability of the Companies. All obligations of Toro and Credit or either of them under this Agreement and the other Loan Documents to which they are a party, shall be joint and several obligations of Toro and Credit, except only Toro shall be liable for the obligations of the Subsidiary Borrowers under
Article XI hereof. All obligations of the Subsidiary Borrowers under this Agreement and all of the other Loan Documents shall be several and not joint, the result of which shall be that each Subsidiary Borrower is obligated to repay only those Loans made by the Banks to such Subsidiary Borrower and interest, fees, expenses and other obligations owing by such Subsidiary Borrower in connection with such Loans.

         12.19 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any of the Companies hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's Payment Office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each of the Companies in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due

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

in such other currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in the specified currency, the Companies agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank in accordance with this Agreement, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the Companies.

         12.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Companies. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

         12.21 Termination of Existing Facilities. In connection with the delivery of evidence of termination of the Existing Facilities required as a condition to the effectiveness of this Agreement pursuant to Section 5.1(k), each of the Lenders, upon delivery of such evidence, in its capacity as a Lender under the Existing Facilities, waives any notice requirement under the Existing Facilities with which the Borrower would otherwise be obligated to comply in order to terminate the Existing Facilities.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                            TORO CREDIT COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                            THE TORO COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                            TORO INTERNATIONAL COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                            TOVER OVERSEAS B.V.

                                            By: ________________________________

                                            Title: _____________________________

                                            TORO FACTORING COMPANY, N. V.

                                            By: ________________________________

                                            Title: _____________________________

                                            BANK OF AMERICA, N.A.
                                            as Administrative Agent, Issuing
                                            Bank, Swing Line Bank and a Bank

                                            By: ________________________________

                                            Title: _____________________________

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION as a Bank

                                            By: ________________________________

                                            Title: _____________________________

                                            THE BANK OF NEW YORK, as a Bank

                                            By: ________________________________

                                            Title: _____________________________

                                            HARRIS TRUST AND SAVINGS BANK, as a
                                            Bank

                                            By: ________________________________

                                            Title: _____________________________

                                            U.S. BANK NATIONAL ASSOCIATION, as a
                                            Bank

                                            By: ________________________________

                                            Title: _____________________________

                                            SUNTRUST BANK, as a Bank

                                            By: ________________________________

                                            Title: _____________________________

                                  SCHEDULE 2.1

                                   COMMITMENTS
                               AND PRO RATA SHARES

--------------------------------------------------------------------------------
                BANK                           COMMITMENT        PRO RATA SHARE
--------------------------------------------------------------------------------
Bank of America, N.A.                        $  32,200,000           18.4000%
--------------------------------------------------------------------------------
Harris Trust and Savings Bank                $  31,500,000           18.0000%
--------------------------------------------------------------------------------
SunTrust Bank                                $  31,500,000           18.0000%
--------------------------------------------------------------------------------
U.S. Bank National Association               $  31,500,000           18.0000%
--------------------------------------------------------------------------------
Wells Fargo Bank, National Association       $  31,500,000           18.0000%
--------------------------------------------------------------------------------
The Bank of New York                         $  16,800,000            9.6000%
--------------------------------------------------------------------------------
                              TOTAL          $ 175,000,000          100.0000%
--------------------------------------------------------------------------------

                                  SCHEDULE 6.5

                                   LITIGATION

None.

                                  SCHEDULE 6.7

                                  ERISA MATTERS

The following Qualified Plans of the Toro Company are underfunded as of the date of this Credit Agreement.

         1.       The Toro Company Plymouth Union Employees Pension Plan

                  Eighty-eight (88) individuals participate in this plan. The accrued liability in this plan is $977,732 and the actuarial value of the assets in the plan is $976,171. Therefore, the plan is underfunded by approximately $1,561.

         2.       The Wheel Horse Products, Inc. Employees Retirement Plan

                  Two hundred sixty-four (264) individuals participate in this plan. The accrued liability in this plan is $3,912,452 and the actuarial value of the assets in the plan is $3,394,503. Therefore, the plan is underfunded by approximately $517,949.

The information set forth herein is based on The Toro Company's most recent actuarial valuation.

                                  SCHEDULE 6.9

                              PERMITTED LIABILITIES

None.

                                  SCHEDULE 6.10

                              ENVIRONMENTAL MATTERS

None.

                                  SCHEDULE 6.13

                       SUBSIDIARIES AND MINORITY INTERESTS

A.       SUBSIDIARIES

1.   Toro Credit Company

2.   Toro Sales Company

3.   Hahn Equipment Co.

4.   Exmark Manufacturing Company Incorporated

         a.       The Holiman Co., Inc.

5.       Toro Foreign Sales Corporation

6.       Toro Purchasing Company

         a.       Toro International Company

7.       Toro Finance Company

         a.       Toro Finance Ltd.

8.       Toro Professionals Equipment Company

9.       MTI Distributing, Inc.

10.      Professional Turf Products, Inc.

11.      Toro LLC

12.      Tover Overseas I C.V. (limited partnership)

         a.       Tover Overseas II C.V. (limited partnership)

                      1.   Toro Factoring Company N.V.

                      2.   Tover Overseas, B.V.

                           a.       Toro Australia Pty. Limited

                           b.       Toro Europe

                           c.       Irritrol Systems Europe, S.r.L.

13.      Toro Warranty Company

14.      Toro Mexico Holdings, LLC

         a.       Toro Company de Mexico S. de R.L. de C.V.

         b.       Toro Servicos, S. de R.L. de C.V.

15.      Red Iron Insurance, Limited

16.      Electronic Industrial Controls, Inc.

17.      Lawn-Boy Inc. (inactive subsidiary)

18.      ACN 007664315 Pty. Limited (formerly Hardie)

B.    INVESTMENTS

         1.  Investment of $30,000 in Raffles Insurance, Ltd.

         2.  Investment of $1,000,000 (10,000 shares of preferred stock @ $100
             per share) in   Wesco Turf Supply, Inc., an independent distributor

                                  SCHEDULE 6.14

                                INSURANCE MATTERS

Toro self insures against product liability claims up to a total amount of $2,000,000 per year.

                                  SCHEDULE 8.1

                                 PERMITTED LIENS

Bank of America National Trust and Savings Association holds a deed of trust and security interest covering certain real property and equipment of Toro acquired with proceeds of issuance of $3,600,000 Industrial Development Revenue Bonds (Drip In Irrigation Project) issued by the California Statewide Communities Development Authority to secure letter of credit obligations with respect to such bonds. Such bonds were initially issued for the benefit of Drip In Irrigation Company, a California general partnership which was acquired by and subsequently liquidated into Toro.

The City of Madera California holds a deed of trust and security agreement covering certain real property and equipment of Toro acquired with proceeds of $106,000 Economic Development Loan. The balance of the loan is currently $42,000. Such loan was initially made to Drip In Irrigation Company, a California general partnership which was acquired by and liquidated into Toro.

In addition Toro has leased a wide variety of equipment under the terms of leases which it generally believes to be operating leases. To the extent any such leases were properly characterized capital leases or leases intended for security, the lessors of such equipment have retained security interests in the equipment subject to such leases.

                                  SCHEDULE 12.2

                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES

THE TORO COMPANY
AND TORO CREDIT COMPANY
c/o The Toro Company
8111 Lyndale
Avenue South Bloomington, MN 55420
Attention: Thomas J. Larson
Telephone: (952) 887-8449
Facsimile: (952) 887-5924

BANK OF AMERICA. N.A.
as Administrative Agent, Issuing Bank, Swing Line Bank and as a Bank

Operational Notices:

         Bank of America, N.A.
         Agency Administration Services
         1850 Gateway Blvd.
         Concord, California 94520
         Attention: Rosalia Escosa
         Telephone: (925) 675-8421
         Facsimile: (925) 969-2901

Other Notices:

         Bank of America, N.A.
         231 South LaSalle Street
         9th Floor
         Chicago, IL 60697
         Attention: Gretchen Spoo,
                    Principal
         Telephone: (312) 828-6654
         Facsimile: (312) 987-1276

Offshore Lending Office

         231 South LaSalle Street
         Chicago, Illinois 60697

Domestic Lending Office

         231 South LaSalle Street
         Chicago, Illinois 60697

Payment Instructions:

         Bank of America, N.A.
         Concord, CA
         ABA No. 111000012
         A/C # 37 50836479
         For account of Credit Services
         Reference: Toro

U.S. BANK NATIONAL ASSOCIATION

Operational Notices:

         U.S. Bank National Association
         601 2nd Avenue South
         MPFP0702
         Minneapolis, MN 55402-4302
         Attention: Karen Johnson
         Telephone: (612) 973-0546
         Facsimile: (612) 973-0825

Other Notices:

         U.S. Bank National Association
         601 Second Avenue South
         MPFP0702
         Minneapolis, MN 55402-4302
         Attention: Elliot J. Jaffee
         Telephone: (612) 973-0548
         Facsimile: (612) 973-0825

Domestic Lending Office

         U.S. Bank National Association
         601 Second Avenue South
         MPFP0702
         Minneapolis, MN 55402-4302

Offshore Lending Office

         U.S. Bank National Association
         601 Second Avenue South
         MPFP0702
         Minneapolis, MN 55402-4302

Payment Instructions:

         U.S. Bank National Association
         Minneapolis, MN
         ABA No. 091000022
         A/C #30000472160600
         Reference: The Toro Company
         Attention: Karen Johnson

THE BANK OF NEW YORK

Operational Notices:

         The Bank of New York
         One Wall Street
         19th Floor
         New York, NY 10286
         Attention: Millicent Hall
         Telephone: (212) 635-7926
         Facsimile: (212) 635-6687

Other Notices:

         The Bank of New York
         One Wall Street
         19th Floor
         New York, New York 10286
         Attention: Central Division
                    John-Paul Marotta
         Telephone: (212) 635-8204
         Facsimile: (212) 635-1208

Offshore Lending Office:

         The Bank of New York
         101 Barclay Street
         New York, New York 10286

Domestic Lending Office:

         The Bank of New York
         101 Barclay Street
         New York, New York 10286

Payment Instructions:

         The Bank of New York
         New York, NY
         ABA No. 021000018
         A/C #11156
         Ref: The Toro Company

WELLS FARGO BANK, NATIONAL ASSOCIATION

Operational Notices:

         Wells Fargo Bank, National Association
         A0187-081
         201 Third Street
         San Francisco, CA 94103
         Attention: Ginnie Padgett
         Telephone: (415) 477-5374
         Facsimile: (415) 977-9489

Other Notices:

         Wells Fargo Bank, National Association
         N9305-031
         Sixth Street and Marquette Avenue
         Minneapolis, MN 55479
         Attention: Scott D. Bjelde
         Telephone: (612) 667-6126
         Facsimile: (612) 667-2276

Offshore Lending Office:

         Wells Fargo Bank, National Association
         N9305-031
         Sixth Street and Marquette Avenue
         Minneapolis, MN 55479
         Attention: Scott D. Bjelde
         Telephone: (612) 667-6126
         Facsimile: (612) 667-2276

Domestic Lending Office:

         Wells Fargo Bank, National Association
         N9305-031
         Sixth Street and Marquette Avenue
         Minneapolis, MN 55479
         Attention: Scott D. Bjelde
         Telephone: (612) 667-6126
         Facsimile: (612) 667-2276

Payment Instructions:

         Wells Fargo Bank
         ABA No. 121-000-248
         Credit Account of : MEMSYN #2712507201
         Reference: The Toro Company
                  Obligor No. 7839500463

HARRIS TRUST AND SAVINGS BANK

Operational Notices:

         Harris Trust and Savings Bank
         111 West Monroe Street
         Chicago, IL 60603
         Attention: Jan Smith, Loan Services Representative
         Telephone (312) 461-3813
         Facsimile (312) 293-5283 or 5884

Other Notices:

         Harris Trust and Savings Bank
         111 West Monroe Street
         Chicago, IL 60603
         Attention: Andrew T. Claar
         Telephone (312) 461-3271
         Facsimile (312) 293-5040

Offshore Lending Office:

         Harris Trust and Savings Bank
         111 West Monroe Street
         Chicago, IL 60603

Domestic Lending Office:

         Harris Trust and Savings Bank
         111 West Monroe Street
         Chicago, IL 60603

Payment Instructions:

         Harris Bank
         Chicago, IL
         ABA No. 071-000-288
         A/C #109-215-4
         Reference: Toro Company
         Attention: Loan Accounting

SUNTRUST BANK

Operational Notices:

         SunTrust Bank
         303 Peachtree Street NE, 10th Floor
         Mail Code 1941
         Atlanta, GA 30308
         Attention: Michael Zeiss
         Telephone: (404) 588-8481
         Facsimile: (404) 575-2370

Other Notices:

         SunTrust Bank
         401 North Michigan Avenue
         Suite 1200
         Chicago, Illinois 60611
         Attention: Molly J. Drennan
         Telephone (312) 840-7982
         Facsimile (312) 840-7983

Offshore Lending Office:

         SunTrust Bank
         303 Peachtree Street, N.E., 10th Floor
         Mail Code 1928
         Atlanta, GA 30308
         Attention: Darren Beck

Domestic Lending Office:

         SunTrust Bank
         303 Peachtree Street, N.E., 10th Floor
         Mail Code 1928
         Atlanta, GA 30308
         Attention: Darren Beck

Payment Instructions:

         SunTrust Bank
         ABA No. 061000104
         Account Name: Wire Clearing
         A/C #9088000112
         Reference: Toro Company
         Attention: Isabelle Trenetham (Corporate Banking Operation)

                                   EXHIBIT A-1

                           FORM OF NOTICE OF BORROWING

                                                                  _________200__

Bank of America, N.A.
as Administrative Agent
1850 Gateway Blvd.
Concord, CA 94520
Attention: Agency Administrative Services

Ladies and Gentlemen:

         Reference is made to the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended from time to time, the "Credit Agreement"), by and among THE TORO COMPANY, THE SUBSIDIARY BORROWERS, AND TORO CREDIT COMPANY, the Banks party thereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Banks (the "Administrative Agent"). Capitalized terms used herein have the meanings specified in the Credit Agreement.

         This is a Notice of Borrowing for Loans to be made to [Name of Company] pursuant to Section 2.3 of the Credit Agreement as follows:

                  (i) The Borrowing Date of the proposed Borrowing is __________, 200__.

                  (ii) The aggregate amount and proposed currency of the proposed Borrowing is $__________.

                  (iii)    The proposed Borrowing to be made pursuant to Section
         2.3 shall be a [Offshore] [Base] Rate Loan.

                  [(iv)    The Interest Period for such Offshore Rate Loan shall
         be ____ [days][months].]

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

         the representations and warranties contained in Article VI of the Credit Agreement are true and correct as though made on the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

                                            THE TORO COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                   EXHIBIT A-2

                   FORM OF NOTICE OF BORROWING FOR SWING LOANS

                                                                   ________200__

Bank of America, N.A.
as Administrative Agent
1850 Gateway Blvd.
Concord, CA 94520
Attention:  Agency Administrative Services

Ladies and Gentlemen:

Reference is made to the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended from time to time, the "Credit Agreement"), by and among THE TORO COMPANY, THE SUBSIDIARY BORROWERS AND TORO CREDIT COMPANY, the Banks party thereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Banks (the "Administrative Agent"). Capitalized terms used herein have the meanings specified in the Credit Agreement.

         This is a Notice of Borrowing for Loans pursuant to Section 2.5 of the Credit Agreement as follows:

                  (i) The Borrowing Date of the proposed borrowing is __________, 200__.

                  (ii) The aggregate amount of the proposed borrowing is $__________.

                  (iii)    The Quoted Rate is _________________________________.

                  (iv)     The applicable Company is __________________________.

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

                  the representations and warranties contained in Article VI of the Credit Agreement are true and correct as though made on the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
                  no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

                                            THE TORO COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                    EXHIBIT B

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                                                               ____________200__

Bank of America, N.A.
as Administrative Agent
1850 Gateway Blvd.
Concord, CA 94520
Attention:  Agency Administrative Services

Ladies and Gentlemen:

         Reference is made to the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended from time to time, the "Credit Agreement"), by and among THE TORO COMPANY, THE SUBSIDIARY BORROWERS AND TORO CREDIT COMPANY, the Banks party thereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Banks (the "Administrative Agent"). Capitalized terms used herein have the meanings specified in the Credit Agreement.

         The undersigned hereby gives you notice, irrevocably, pursuant to
Section 2.4 of the Credit Agreement that the undersigned hereby requests to:

convert an aggregate principal amount of $__________ of the outstanding Loans which are currently Base Rate Loans to an Offshore Rate Loan on __________, 200__. The initial Interest Period for such Offshore Rate Loan is requested to be a _____ [day][month] period;(1)

convert an aggregate principal amount of $__________ of the outstanding Loans which are currently Offshore Rate Loans with a current Interest Period ending __________, 200_, to Base Rate Loans on such date;(2)

continue as Offshore Rate Loans an aggregate principal amount of $__________ (amount and currency) of the Loans which are currently Offshore Rate Loans with a current Interest Period ending __________ 200__. The succeeding Interest Period for such Loans is requested to be a _____ month period.(3)

---------------

(1) Use if converting all or a portion of Base Rate Loans to Offshore Rate
Loans.

(2) Use if converting all or a portion of Loans which are Offshore Rate Loans to Base Rate Loans.

(3) Use if continuing all or a portion of the Loans which are Offshore Rate
Loans.

         The undersigned hereby certifies that, in the case of any election hereby to convert Base Rate Loans to Offshore Rate Loans or to continue Offshore Rate Loans, no Default or Event of Default exists.

                                            THE TORO COMPANY

                                            By: ________________________________

                                            Title: _____________________________

                                    EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE

         This Compliance Certificate is delivered to you pursuant to Section 7.2(a) of the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended, the "Multi-Year Credit Agreement") and Section 7.2(a) of the 364-Day Credit Agreement dated as of February 22, 2002 (as amended, the "364-Day Credit Agreement"), in each case, among The Toro Company ("Toro"), Toro Credit Company ("Credit"), the "Subsidiary Borrowers" (as defined therein), the financial institutions party thereto (the "Banks") and Bank of America, N.A. in its capacity as administrative agent for the Banks (the "Agent"). Toro hereby delivers to each Bank this Compliance Certificate (the "Certificate"), together with the financial statements being delivered to the Banks for the accounting period ending __________, 20__. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Multi-Year Credit Agreement and the 364-Day Credit Agreement (collectively, the "Credit Agreements"). For purposes hereof, section and subsection references herein relate to sections and subsections, respectively, of the Credit Agreements.

         1. I am a duly elected, qualified and acting [__________________] of Toro.

         2. I have reviewed and am familiar with the contents of this Certificate. I am providing this certificate solely in my capacity as an officer of Toro. The matters set forth herein are true to my knowledge, after a review in reasonable detail, but I express no personal opinion as to any conclusions of law or other legal matters.

         3. I have reviewed the terms of the Credit Agreements and have made, or caused to be made, under my supervision, a review in reasonable detail of the transactions and condition of Toro and its Subsidiaries taken as a whole during the accounting period covered by the attached financial statements ("Financial Statements"). Such review did not disclose the existence during or at the end of the accounting period covered by the attached Financial Statements, and I have no knowledge of the existence as of the date of this Certificate, of any condition or event which constitutes an Event of Default or Default. [except as set forth below:]

         4. Demonstration of compliance with certain covenants contained in Article VIII of the Credit Agreements:

                  (a) Liens (Section 8.1 of the Multi-Year Credit Agreement and Section 8.1 of the 364-Day Credit Agreement).

                           (i) The maximum aggregate amount of Indebtedness secured by Liens on the properties of Toro and its Subsidiaries permitted under clauses (a) and (l) under Section
                  8.1 of the Multi-Year Credit Agreement and Section 8.1 of the 364-Day Credit Agreement which Indebtedness was outstanding at any time during the period covered by this Certificate:

                                    Outstanding                     $___________
                                    10% of the consolidated net     $___________
                                    worth of Toro and its
                                    Subsidiaries

                  (b) Disposition of Assets (Section 8.2 of the Multi-Year Credit Agreement and Section 8.2 of the 364-Day Credit Agreement

                           (i) Aggregate outstanding unpaid amount of all Receivables sold by any Company pursuant to a Receivables Purchase Facility at any time:

                                    Amount                          $___________

                                    Maximum                         $125,000,000

                           (ii) Aggregate value received from the sale of properties or assets under clause (f) of Section 8.2 of the Multi-Year Credit Agreement and Section 8.2 of the 364-Day Credit Agreement from the inception of the fiscal year or portion thereof covered by the Financial Statements through the end of the period covered by this Certificate:

                                    Aggregate value
                                    for interests under
                                    clause (e)                      $__________

                                    10% of the consolidated total   $__________
                                    assets of Toro and its
                                    Subsidiaries

                  (c) Loans and Investments (Section 8.4 of the Multi-Year Credit Agreement and Section 8.4 of the 364-Day Credit Agreement).

                           (i) Aggregate purchase price of any individual Acquisition during the period covered by the Financial Statements:

                                    Amount and identity
                                    of each Acquisition            $_______ and
                                                                    ____________

                                    Maximum amount                  $100,000,000
                                    of each Acquisition

                           (ii) Aggregate purchase price of all Acquisitions during the period from February 22, 2002 through the end of the period covered by this Certificate:

                                    Amount                          $___________
                                    Maximum                         $200,000,000

                           (iii)    Investments in Joint Ventures:

                                    Amount                          $___________
                                    10% of the consolidated net     $___________
                                    worth of Toro and its
                                    Subsidiaries

                  (d) Restricted Payments (Section 8.7 of the Multi-Year Credit Agreement and Section 8.7 of the 364-Day Credit Agreement).

                                    Amount                          $___________
                                    Maximum Amount
                                    Available                       $___________

                  (e) Minimum Interest Coverage Ratio Section 8.9 of the Multi-Year Credit Agreement and Section 8.9 of the 364-Day Credit Agreement).

                           Interest Coverage Ratio of Toro and its Subsidiaries
                  on a consolidated basis as determined at the end of the period covered by this Certificate for the twelve month period ending on the last day of the period covered by this Certificate:

                                    Actual Ratio                    ____________
                                    Minimum Ratio                   2.0 to 1.0

                  (f) Maximum Total Indebtedness to Capitalization Ratio (Section 8.10 of Multi-Year Credit Agreement and Section 8.10 of the 364-Day Credit Agreement).

                           As determined at the end of the period covered by
this Certificate:

                                    Actual                          ____________
                                    Maximum                         ____________

                  (g) Toro and Credit Portion of Assets (Section 8.11 of Multi-Year Credit Agreement and Section 8.11 of the 364-Day Credit Agreement).(1)

                           The percentage of total consolidated assets of Toro and its Subsidiaries represented by the total consolidated assets of Toro and Credit, as determined at the end of each fiscal year:

                                    Actual percentage of total              ___%
                                    consolidated assets
                                    Minimum Percentage                       67%

-----------------

(1) Section (g) to be completed only for Certificates delivered at the end of each fiscal year.

         I hereby certify, in my capacity as an officer of Toro, that the information set forth above, to my knowledge, is accurate as of __________, 20__.

Dated:  __________, 20__

                                            THE TORO COMPANY

                                            By: ________________________________

                                    EXHIBIT D

                            ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including, without limitation, contract claims, tort claims, malpractice claims and all other claims at law or in equity, including claims under any law governing the purchase and sale of securities or governing indentures pursuant to which securities are issued), suits, causes of action and any other right of the Assignor against any other Person) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor:         ______________________________

2.       Assignee:         ______________________________ [which is a
                           Bank/Affiliate/Approved Fund of [identify Bank](1)]

3.       Company(ies):     ______________________________

4.       Administrative Agent:          Bank of America, N.A., as the
                                        Administrative Agent under the Credit
                                        Agreement

5.       Credit Agreement:          The Multi-Year Credit Agreement, dated as of
                                    February 22, 2002, among The Toro Company, the Subsidiary Borrowers, and Toro Credit
                                    Company, the Banks parties thereto, and Bank of America, N.A., as Administrative Agent,
                                    Issuing Bank, and Swing Line Bank

-----------------

(1)  Select as applicable.

6.       Assigned Interest:

-----------------------------------------------------------------------------------------------------------
      Aggregate Amount of                 Amount of Commitment/Loans          Percentage Assigned of
Commitment/Loans for all Banks*                   Assigned (2)                  Commitment/Loans(5)
-----------------------------------------------------------------------------------------------------------
$________________                              $________________                  ______________%
-----------------------------------------------------------------------------------------------------------
$________________                              $________________                  ______________%
-----------------------------------------------------------------------------------------------------------
$________________                              $________________                  ______________%
-----------------------------------------------------------------------------------------------------------

[7.      Trade Date:       __________________] (4)

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                    ASSIGNOR

                                    [NAME OF ASSIGNOR]

                                    By: _____________________________
                                             Title:

                                    ASSIGNEE

                                    [NAME OF ASSIGNEE]

                                    By: _____________________________
                                             Title:

----------------------

(2) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

(4) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and] (5) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent,
Issuing Bank and Swing Line Bank

By: _________________________________
    Title:

[Consented to:] (6)

[THE TORO COMPANY]

By: _________________________________
    Title:

----------------------

(5) To be added only if the consent of the Administrative Agent, Issuing Bank and Swing Line Bank is required by the terms of the Credit Agreement.

(6) To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Bank, Issuing Bank) is required by the terms of the Credit Agreement.

                                            ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

   Multi-Year Credit Agreement, dated as of February 22, 2002, among The Toro Company, the Subsidiary Borrowers, and Toro Credit Company, the Banks parties thereto, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and
                                Swing Line Bank

                        STANDARD TERMS AND CONDITIONS FOR

                            ASSIGNMENT AND ASSUMPTION

                  1.       Representations and Warranties.

                  1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Companies, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Companies, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                  1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a foreign corporation, partnership or trust under Section 10.11 of the Credit Agreement, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

                  1.3 Assignee's Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.

                  2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                                         SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION

                                         ADMINISTRATIVE DETAILS

   (Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

                                   EXHIBIT E-1

                   FORM OF REVOLVING NOTE FOR TORO AND CREDIT

                                                       Dated:  February 22, 2002

         FOR VALUE RECEIVED, the undersigned, THE TORO COMPANY ("Toro"), a Delaware corporation, and TORO CREDIT COMPANY ("Credit"), a Minnesota corporation (Toro and Credit collectively referred to herein as the "Companies"), jointly and severally hereby promise to pay to the order of ___________________ (the "Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Loan (as defined in the Credit Agreement referred to below) made by the Bank to the Companies pursuant to the Credit Agreement (as defined below) when required by the Credit Agreement and in full on the Revolving Termination Date (as defined in the Credit Agreement).

         The Companies, jointly and severally, promise to pay interest on the unpaid principal amount of each Loan made to any of them from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, 1850 Gateway Boulevard, Concord, California 94520, in same day funds and in Dollars and/or the applicable Optional Currency as provided in the Credit Agreement. Each Loan made by the Bank to the Companies and the maturity thereof, the currency in which such Loan is made, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Revolving Note.

         This Revolving Note is one of the Notes referred to in, and is entitled to the benefits of, the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended, the "Credit Agreement") among the Companies, the Subsidiary Borrowers (as defined in the Credit Agreement), the Bank and certain other banks parties thereto, and Bank of America, N.A., as Administrative Agent for the Bank and such other banks. The Credit Agreement, among other things, (i) provides for the making of Loans by the Bank to the Companies and the Subsidiary Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Bank's Commitment, the indebtedness of the Companies resulting from each such Loan made to the Companies being evidenced by this Revolving Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the Companies have caused this Revolving Note to be made, executed and delivered by their duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                            THE TORO COMPANY

                                            By:_________________________________

                                            Title:______________________________

                                            TORO CREDIT COMPANY

                                            By:_________________________________

                                            Title:______________________________

                                   EXHIBIT E-2

               FORM OF REVOLVING NOTE FOR EACH SUBSIDIARY BORROWER

                                                       Dated:  February 22, 2002

         FOR VALUE RECEIVED, the undersigned, [SUBSIDIARY BORROWER] a [Minnesota] corporation (the "Company"), hereby promises to pay to the order of __________________ (the "Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Loan (as defined in the Credit Agreement referred to below) made by the Bank to the Company pursuant to the Credit Agreement (as defined below) when required by the Credit Agreement and in full on the Revolving Termination Date (as defined in the Credit Agreement).

         The Company promises to pay interest on the unpaid principal amount of each Loan made to it by the Bank from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, 1850 Gateway Boulevard, Concord, California 94520, in same day funds and in Dollars and/or the applicable Optional Currency as provided in the Credit Agreement. Each Loan made by the Bank to the Company and the maturity thereof, the currency in which such Loan is made, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Revolving Note.

         This Revolving Note is one of the Notes referred to in, and is entitled to the benefits of, the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended, the "Credit Agreement") among the Company, The Toro Company, Toro Credit Company, other Subsidiary Borrowers named therein (collectively, the "Other Borrowers"), the Bank and certain other banks parties thereto, and Bank of America, N.A., as Administrative Agent for the Bank and such other banks. The Credit Agreement, among other things, (i) provides for the making of Loans by the Bank to the Company and the Other Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Bank's Commitment, the indebtedness of the Company resulting from each such Loan being evidenced by this Revolving Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the Company has caused this Revolving Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                            [SUBSIDIARY BORROWER]

                                            By:_________________________________

                                            Title:______________________________

                                   EXHIBIT E-3

                            FORM OF SWING LINE NOTE

                                                       Dated:  February 22, 2002

         FOR VALUE RECEIVED, the undersigned, THE TORO COMPANY ("Toro"), a Delaware corporation, and TORO CREDIT COMPANY ("Credit"), a Minnesota corporation (Toro and Credit collectively referred to herein as the "Companies"), jointly and severally hereby promise to pay to the order of ________________ (the "Swing Line Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Swing Loan (as defined in the Credit Agreement referred to below) made by the Swing Line Bank to the Companies pursuant to the Credit Agreement (as defined below) when required by the Credit Agreement and in full on the Revolving Termination Date (as defined in the Credit Agreement).

         The Companies, jointly and severally, promise to pay interest on the unpaid principal amount of each Swing Loan made to any of them from the date of such Swing Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, 1850 Gateway Boulevard, Concord, California 94520, for the account of the Swing Line Bank, in same day funds and in Dollars. Each Swing Loan made by the Swing Line Bank to the Companies and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Swing Line Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Swing Line Note.

         This Swing Line Note is one of the Notes referred to in, and is entitled to the benefits of, the Multi-Year Credit Agreement dated as of February 22, 2002 (as amended, the "Credit Agreement") among the Companies, the Subsidiary Borrowers (as defined in the Credit Agreement), the Swing Line Bank and certain other banks parties thereto, and Bank of America, N.A., as Administrative Agent for the Swing Line Bank and the other banks. The Credit Agreement, among other things, (i) provides for the making of Swing Loans by the Swing Line Bank to the Companies from time to time in an aggregate amount not to exceed at any time outstanding $20,000,000, the indebtedness of the Companies resulting from each such Loan made to the Companies being evidenced by this Swing Line Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the Companies have caused this Swing Line Note to be made, executed and delivered by their duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                            THE TORO COMPANY

                                            By:_________________________________

                                            Title:______________________________

                                            TORO CREDIT COMPANY

                                            By:_________________________________

                                            Title:______________________________